UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Bristow Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRISTOW GROUP INC.

2103 CITY WEST BLVD., 4TH FLOOR

HOUSTON, TEXAS 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Bristow Group Inc. (the “Company”) will be held at the Company’s corporate headquarters located at 2103 City West Boulevard, 4th Floor, Houston, Texas 77042 on July 31, 2014, at 8:00 a.m. for the following purposes:

1.	To elect as directors the nominees named in this proxy statement to serve until the next Annual Meeting of Stockholders and until their successors are chosen and have qualified;

2.	To approve on an advisory basis the Company’s executive compensation; and

3.	To approve and ratify the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2015.

Our stockholders may also transact such other business at the Annual Meeting of Stockholders as may properly come before the meeting and any postponements or adjournments thereof. Our Board of Directors has fixed the close of business on June 12, 2014, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

We are furnishing proxy materials to our stockholders using the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, on June 20, 2014, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”) instead of a paper copy of this Proxy Statement and our Fiscal Year 2014 Annual Report. The E-Proxy Notice contains instructions on how to access our 2014 Proxy Statement and Fiscal Year 2014 Annual Report over the Internet. The E-Proxy Notice also provides instructions on how you can request a paper copy of proxy materials, including this Proxy Statement, our Fiscal Year 2014 Annual Report and a form of proxy card. All stockholders who do not receive an E-Proxy Notice, including the stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless these stockholders have previously requested delivery of proxy materials electronically. If you received your annual materials via e-mail in accordance with your previous request, the e-mail contains voting instructions and links to the Proxy Statement and Annual Report on the Internet.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE. YOU MAY VOTE BY PROXY OVER THE INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF THE PROXY MATERIALS BY MAIL, YOU CAN VOTE BY MAIL, TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

By Order of our Board of Directors

E. Chipman Earle

Senior Vice President, Chief Legal Officer

and Corporate Secretary

Houston, Texas

June 20, 2014

GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors of Bristow Group Inc. (the “Company” or “we,” “us” or “our”) is soliciting proxies to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on July 31, 2014, and at any adjournment of the Annual Meeting. When the Company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law. This proxy statement and the related proxy card were made available to stockholders on approximately June 20, 2014. All proxies in the form provided by the Company that are properly executed and returned to us prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the proxy or, if not specified, as set forth in this proxy statement.

What will the stockholders vote on at the Annual Meeting?

The stockholders will vote on the following:

•	election of the nominees named in this proxy statement as directors;

•	advisory approval of executive compensation; and

•	approval and ratification of the Company’s independent auditors.

Will there be any other items of business on the agenda?

We do not expect that any other items of business will be considered because the deadlines for stockholder proposals and nominations have already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders as of the close of business on June 12, 2014 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date. As of the Record Date, we had 35,572,337 shares of common stock outstanding.

How many votes are required for the approval of each item?

Each nominee for director receiving more votes cast for than against his or her election or re-election will be elected. In the event a nominee fails to receive more votes cast for than against his or her election or re-election, the Board will take action within 90 days of the stockholder vote to either accept or reject the letter of resignation submitted by such nominee. Abstentions and instructions to withhold authority to vote for one or more of the nominees and broker nonvotes (as defined below) will result in those nominees receiving fewer votes but will not count as votes “against” a nominee.

The approval of the Company’s executive compensation, on a non-binding advisory basis, requires the affirmative vote of a majority of votes cast on this proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

The approval of KPMG LLP (“KPMG”) as the Company’s independent auditors for the fiscal year ending March 31, 2015 will be ratified if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

What are “broker nonvotes”?

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For “routine” proposals, including the approval and ratification of the Company’s independent auditors, the broker may vote your shares at its discretion. But for “non-routine” proposals, including the election of directors and the advisory approval of executive compensation, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.” Broker nonvotes are counted in determining the presence of a quorum at the Annual Meeting, but they are not counted for purposes of calculating the votes cast on particular matters considered at the Annual Meeting.

Will my broker vote my shares for me on the election of Directors?

Your broker will not be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. Therefore, it is very important that you vote your shares for all proposals, including the election of directors.

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?

We are pleased to be distributing our proxy materials again to certain stockholders via the Internet under the “notice and access” approach permitted by the rules of the SEC. As a result, we are mailing to many of our stockholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a full paper copy of the proxy materials. This approach conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting. All stockholders receiving the E-Proxy Notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.

How can I access the proxy materials over the Internet?

Your E-Proxy Notice about the Internet availability of the proxy materials or proxy card will contain instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at www.bristowgroup.com.

Your E-Proxy Notice or proxy card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where our proxy materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until terminated by you.

How do I vote by proxy?

If you are a stockholder of record, you may vote your proxy by marking your proxy card to reflect your vote, signing and dating each proxy card you receive and returning each proxy card in the enclosed self-addressed envelope. The shares represented by your proxy will be voted according to the instructions you give on your proxy card. In addition, you may vote your shares by telephone or via the Internet by following the instructions provided on the E-Proxy Notice or proxy card.

How do I revoke my proxy?

You have the right to revoke your proxy at any time before the meeting by notifying our Secretary in writing or by delivering a later-dated proxy. If you are a stockholder of record, you may also revoke your proxy by voting in person at the meeting.

How do I vote in person?

If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, even if you plan to attend the meeting.

How do I submit a stockholder proposal or nominate a director for the Annual Meeting?

Rule 14a-8(e) under the Securities Exchange Act of 1934 provides that, if a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by February 20, 2015, which is the 120th calendar day before the anniversary of the date of this proxy statement. However, if the date of next year’s Annual Meeting is more than 30 days from the first anniversary of this year’s Annual Meeting, notice is required a reasonable period of time before we print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Proposals should be addressed to our Secretary, 2103 City West Blvd., 4th Floor, Houston, Texas 77042. In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at next year’s Annual Meeting must give us written notice not earlier than the close of business on April 2, 2015, and not later than the close of business on May 2, 2015, which are the 120th day prior to and the 90th day prior to the first anniversary of this year’s Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 120 days prior to the Annual Meeting and not later than the later of 90 days prior to the Annual Meeting or the 10th day after publicly disclosing the meeting date.

Our bylaws require that a nominee for election as a director must deliver to our Secretary an irrevocable letter of resignation pursuant to our majority vote policy described in more detail below as well as a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made, together with specified written representations concerning voting agreements, arrangements with parties other than the Company and compliance with the citizenship provisions of our bylaws and other governance matters, as set forth in our bylaws.

In addition, stockholders seeking to submit a nomination or proposal for consideration at a meeting of stockholders are required to provide additional detailed information with respect to their record and beneficial ownership of the Company’s stock, as well as information regarding the nominees or other business the stockholder proposes to bring before a meeting of the stockholders. Copies of the bylaws are available to stockholders free of charge upon request to our Secretary.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors (or, our “Board”) has adopted Corporate Governance Guidelines that govern the structure and functioning of our Board and set out our Board’s policies on a number of governance issues. A copy of our Corporate Governance Guidelines is posted on our website, www.bristowgroup.com, under the “Governance” caption.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of our Board consist of independent directors. In general, the Corporate Governance Guidelines require that an independent director must have no material relationship with the Company, directly or indirectly, except as a director. Our Board determines independence on the basis of the standards specified by the New York Stock Exchange (the “NYSE”) and other facts and circumstances our Board considers relevant.

Our Board has reviewed any business transactions and charitable relationships between the Company and each director standing for election to determine compliance with the categorical standards described above and to evaluate whether there are any other facts or circumstances that might impair the independence of a director. In making this determination, our Board considered that directors Mathew Masters and Stephen A. King are directors and executive officers of Caledonia Investments plc (“Caledonia”) and were designated by Caledonia to our Board pursuant to a Master Agreement dated December 12, 1996 among the Company, a predecessor in interest to Caledonia and certain other persons in connection with our acquisition of 49% of and other substantial interests in Bristow Aviation Holdings Limited (“Bristow Aviation”). In connection with such transaction, we and Caledonia also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, we have the right to buy all the Bristow Aviation shares held by Caledonia, who, in turn, has the right to sell such shares to us. Beginning in September 2004, the Company began paying to Caledonia the amount of guaranteed return on the put/call on a quarterly basis. In fiscal year 2014, the Company paid to Caledonia $0.1 million representing the amount due for the period from April 1, 2013 to March 31, 2014. According to its most recent Form 13F filed with the SEC on April 15, 2014, Caledonia was the direct beneficial owner of 1,615,227 shares of our common stock as of March 31, 2014, representing approximately 4.52% of our shares outstanding on such date. Our Board determined that Messrs. Masters and King do not have a material relationship with the Company due to their affiliation with Caledonia because, consistent with principles in NYSE listing standards, our Board does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. Further, Messrs. Masters and King disclaim beneficial ownership of the common stock owned by Caledonia. Based on its review, our Board has determined that Ms. Gobillot and Messrs. Amonett, Cannon, Flick, Godden, King, Knudson, Masters and Stover are independent.

Term of Office; Mandatory Retirement

All of our directors stand for election at each Annual Meeting.

Under our Corporate Governance Guidelines:

•

directors will resign from our Board effective at the Annual Meeting of Stockholders following their 75th birthday, unless two-thirds of the members of our Board (with no independent director dissenting) determine otherwise;

•	employee directors will resign from our Board when they retire, resign or otherwise cease to be employed by the Company; and

•

a non-employee director who retires or changes his or her principal job responsibilities will offer to resign from our Board and the Governance and Nominating Committee of our Board will assess the situation and recommend to the full Board whether to accept the resignation.

Under our bylaws, the Board shall nominate only those candidates for election or re-election to our Board who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (i) in an Uncontested Election such nominee fails to receive more votes cast for than against his or her election or re-election and (ii) the Board accepts this resignation following such failure.

Executive Sessions

The Company’s Corporate Governance Guidelines provide that, at least twice a year, at regularly scheduled meetings, the Company’s non-management directors shall meet in executive session without any management participation. In addition, if any of the non-management directors are not independent under the applicable rules of the NYSE, then independent directors will meet separately at least once a year. Normally, the Chairman of our Board will preside at executive sessions, but, if the roles of Chairman and Chief Executive Officer are combined, the non-management directors will select another director to serve as Lead Director to preside at such sessions. If an additional meeting of independent non-management directors is necessary, and the Chairman of our Board is not independent, then one of the independent non-management directors will be selected as Lead Director to preside at that meeting. In either case, the Lead Director of any such meeting will be, in rotation, the current chairman of one of the committees of our Board required to be composed solely of independent directors, in the following order: Audit, Compensation, and Governance and Nominating Committees.

Code of Ethics and Business Conduct

Our Board has adopted a Code of Business Integrity for directors and employees (our “Code”). Our Code applies to all directors and employees, including the chief executive officer, the chief financial officer, and all senior financial officers. Our Code covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code is posted on our website, www.bristowgroup.com, under the “About Us—Vision, Mission, Values—Code of Business Integrity” caption.

The Governance and Nominating Committee will review any issues under our Code involving an executive officer or director and will report its findings to the full Board. Only in special circumstances will our Board consider granting a waiver to any provision of our Code, and any waiver will be promptly disclosed.

Director Selection

Our Board has adopted criteria for the selection of directors that describe the qualifications the Governance and Nominating Committee must evaluate and consider with respect to director candidates. Such criteria include the following:

•	Experience serving as chief executive officer or other senior corporate executive,

•	International business experience,

•	Energy or oilfield service company experience,

•	Aviation or logistics management experience, and

•	Finance, accounting, legal or banking experience.

These criteria are included in the Corporate Governance Guidelines which are posted on our website. Although our Board does not have a formal diversity policy, the Nominating and Corporate Governance Committee, when assessing the qualifications of prospective nominees to our Board, takes into account our Board’s desire to have an appropriate mix of backgrounds and skills. Each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of the Company and our stockholders, are also factors. Our Board does not select director nominees on the basis of race, color, gender, national origin, marital status or religious affiliation.

The Governance and Nominating Committee believes that each of the nominees for director has attributes that are important to an effective board, including integrity and demonstrated high ethical standards, sound judgment, analytical skills, the ability to engage management and each other in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on our Board and its committees. In addition, when considering each of the nominees for director, the committee reviewed their overall level of expertise and experience in their respective professions, which is described in the director biographies herein. The Governance and Nominating Committee found that each of the nominees has the skills and experience that is particularly relevant to the Company’s business, as outlined below:

	Senior Corporate Executive Experience	International Business Experience	Energy or Oilfield Service Company Experience	Aviation or Logistics Management Experience	Finance, Accounting, Legal or Banking Experience
Thomas N. Amonett	✓	✓	✓		✓
Jonathan E. Baliff	✓	✓	✓	✓	✓
Stephen J. Cannon	✓	✓		✓	✓
Michael A. Flick	✓		✓		✓
Lori A. Gobillot	✓	✓		✓	✓
Ian A. Godden	✓	✓	✓	✓	✓
Stephen A. King	✓	✓			✓
Thomas C. Knudson	✓	✓	✓	✓
Mathew Masters	✓	✓			✓
Bruce H. Stover	✓	✓	✓

The Governance and Nominating Committee proposes nominees for director and acts pursuant to its charter, which is posted on our website, www.bristowgroup.com, under the “Governance” caption. It is the policy of the Governance and Nominating Committee to consider director candidates recommended by our employees, directors, stockholders, and others, including search firms. The Governance and Nominating Committee has sole authority to retain and terminate any search firm used to identify candidates for director and has sole authority to approve the search firm’s fees and other retention terms.

If a stockholder wishes to recommend a director for nomination, he or she should follow the procedures set forth below for nominations to be made directly by a stockholder. In addition, the stockholder should provide such other information as such stockholder may deem relevant to the Governance and Nominating Committee’s evaluation. All recommendations, regardless of the source of identification, are evaluated on the same basis as candidates recommended by our directors, chief executive officer, other executive officers, third-party search firms or other sources.

Our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting regardless of whether such nominee is submitted to and evaluated by the Governance and Nominating Committee. To nominate a director using this process, the stockholder must follow procedures set forth in our bylaws. Those procedures require a stockholder wishing to nominate a candidate for director at next year’s Annual Meeting to give us written notice not earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding Annual Meeting and not later than the close of business on the 90th day prior to the anniversary date of the immediately preceding Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 120 days prior to the Annual Meeting and not later than the later of 90 days prior to the Annual Meeting or the 10th day after we publicly disclose the meeting date. The notice to the Secretary must include the following:

•	The nominee’s name, age and business and residence addresses;

•	The nominee’s principal occupation or employment;

•	The class and number of our shares, if any, owned by the nominee;

•	The name and address of the stockholder as they appear on our books;

•	The class and number of our shares owned by the stockholder as of the record date for the Annual Meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the stockholder and the nominee; and

•

Any other information regarding the nominee or stockholder that would be required to be included in a proxy statement relating to the election of directors, including the specific experience, qualifications, attributes or skills that led the stockholder to believe that the person should serve as a director.

In addition, our bylaws require that a nominee for election or re-election must deliver to the Secretary an irrevocable letter of resignation pursuant to our majority vote policy described in more detail above as well as a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and make certain representations and agreements.

Our bylaws provide that at least two-thirds of our Board must be citizens of the United States within the meaning of the Federal Aviation Act. Our bylaws provide that a person that is not a citizen of the United States is not eligible for nomination or election as a director if such person’s election, together with the election of any incumbent directors that are not U.S. Citizens and are candidates for election as Directors at the same time, would cause less than two-thirds of the Company’s directors to be citizens of the United States.

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines, our Board may combine the roles of the Chairman with that of the chief executive officer if it determines that this provides the most effective leadership model. Our Board also recognizes that it may be desirable to assign these roles to different persons from time to time to ensure that our Board remains independent and responsive to stockholder interests. If our Board combines the role of the Chairman with that of the chief executive officer, then our Board will also select a Non-Executive Chairman/Lead Director to schedule and chair executive sessions of our Board and to perform such other functions as are assigned to such Non-Executive Chairman/Lead Director by our Board on the recommendation of the Governance and Nominating Committee.

Our Board’s current belief is that the functions performed by the Chairman and the chief executive officer should continue to be performed by separate individuals in order to allow the Chairman to lead our Board in its fundamental role in providing guidance and oversight of management and the chief executive officer to focus on managing the day-to-day business of the Company. The Board will reevaluate its view on such leadership structure periodically.

Risk Oversight

The Company has historically placed a high level of importance on addressing, pre-empting and managing those matters that may present a significant risk to the Company. Our Board has oversight responsibility of the processes established to report and monitor material risks applicable to us. Our Board has delegated to management the responsibility to manage risk and bring to the attention of our Board the most material risks to our Company. The Company has robust internal enterprise risk management processes and a strong internal control environment to identify and manage risks and to communicate with our Board about these risks. The Board is updated regularly on relevant matters, including, but not limited to, tax and accounting matters, litigation status, governmental and corporate compliance regulations and programs, quality controls, safety performance and operational and financial issues. Our Board frequently discusses these matters in detail in order to adequately assess and determine the Company’s potential vulnerability and consider appropriate risk management strategies and mitigating controls where necessary.

In accordance with the charter of the Audit Committee, the Audit Committee meets periodically with management to review our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee reports to our Board at each regularly scheduled meeting.

Director Attendance

Our Board held nine meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board during the period in which he or she was a director and (ii) the total number of meetings held by all committees on which he or she served during the period in which he or she was a director. Our Board expects each of the directors to attend all of the meetings of the Board and each of the committees on which he or she serves which is one of the reasons that our Board in May 2013 decided to no longer pay meeting attendance fees to directors but instead compensate directors solely through a combination of an annual director fee and restricted stock awards.

It is our policy that each director of the Company is also expected to be present at each Annual Meeting, absent circumstances that prevent attendance. All of our directors attended the Annual Meeting held on August 1, 2013. We facilitate director attendance at the Annual Meetings by scheduling such meetings in conjunction with regular meetings of directors.

Communication with Directors

Our Board welcomes the opportunity to hear from our stockholders. Our Board maintains a process for stockholders and interested parties to communicate directly with our Board. All communications should be delivered in writing addressed to our

Secretary at 2103 City West Blvd., 4th Floor, Houston, Texas 77042. The correspondence should be addressed to the appropriate party, namely: (i) Bristow Group Inc.—Board, (ii) Bristow Group Inc.—Governance and Nominating Committee, (iii) Bristow Group Inc.—Audit Committee, (iv) Bristow Group Inc.—Compensation Committee or (v) the individual director designated by full name or position as it appears in the Company’s most recent proxy statement. We also maintain policies for stockholders and other interested parties to communicate with the Lead Director of executive sessions or with the non-management directors as a group. Such communications should be delivered in writing to: Lead Director or Non-Management Directors of Bristow Group Inc., as the case may be, c/o Secretary, Bristow Group, Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042. Communications so addressed and clearly marked as “Stockholder Communications” will be forwarded by our Secretary unopened to, as the case may be, the Chairman of our Board or the then-serving Lead Director (being the independent director scheduled to preside at the next meeting of the non-management or independent directors).

All communications must be accompanied by the following information:

•

If the person submitting the communication is a security holder, a statement of the type and amount of the securities of the Company that the person holds; or, if the person is not a stockholder, a statement regarding the nature of the person’s interest in the Company; and

•	The address, telephone number and e-mail address, if any, of the person submitting the communication.

For more detail, refer to our Company Policy for Communications with our Board posted on our website, www.bristowgroup.com, under the “Governance” caption.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board has standing Audit, Compensation and Governance and Nominating Committees. The charter for each of these committees is posted on our website, www.bristowgroup.com, under the “Governance” caption and is available free of charge on request to our Secretary at 2103 City West Blvd., 4th Floor, Houston, Texas 77042. During fiscal year 2014, the Audit Committee met five times, the Compensation Committee met fourteen times and the Governance and Nominating Committee met three times. As of the Record Date, the members and chairperson for each of the Audit, Compensation and Governance and Nominating Committees were as set forth in the table below and each of the members of each such committee was determined to be independent as defined by the applicable NYSE and SEC rules.

Independent Directors	Board Committees
	Audit	Compensation	Governance and Nominating
Thomas N. Amonett
Stephen J. Cannon
Michael A. Flick
Lori A. Gobillot
Ian A. Godden
Stephen A. King
Thomas C. Knudson
Mathew Masters
Bruce H. Stover

- Committee Chairperson
- Committee Member
- Audit Committee Financial Expert

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee also monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors and reviews the Company’s financial reporting processes. The Audit Committee reviews and reports to our Board the scope and results of audits by the Company’s independent auditors and the Company’s internal auditing staff and reviews the audit and other professional services rendered by the independent auditors. It also reviews with the independent auditors the adequacy of the Company’s system of internal controls. It reviews transactions between the Company and the Company’s directors and officers, the Company’s policies regarding those transactions and compliance with the Company’s business ethics and conflict of interest policies.

Our Board requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that the Company disclose whether or not the Company’s Audit Committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, has all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	an ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves;

•

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.

The person is to further have acquired such attributes through one or more of the following:

•

education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions; and

•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements or other relevant experience.

Our Board has reviewed the criteria set by the SEC and determined that all five members meet the financial literacy standards required by NYSE rules and qualify under the NYSE rules as having accounting or related financial management expertise. Our Board has also determined that Mr. King qualifies as an audit committee financial expert.

Compensation Committee

The Compensation Committee, among other matters:

•	approves the compensation of the Chief Executive Officer and all other executive officers;

•	evaluates the performance of the Chief Executive Officer and all other executive officers against approved performance goals and other objectives and reports its findings to our Board;

•	reviews and approves changes in certain employee benefits and incentive compensation plans which affect executive officer compensation;

•	reviews and makes recommendations with respect to changes in equity-based plans and director compensation; and

•	prepares a report to be included in the Company’s annual proxy statement.

In order to assist the Committee in satisfying its responsibilities set forth above, the Committee from time to time engages independent legal counsel as well as a compensation consultant. Awards under equity-based plans are considered and approved by a subcommittee of the Compensation Committee, which consists entirely of “non-employee directors,” as defined by Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, all of whom satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Governance and Nominating Committee

The Governance and Nominating Committee assists our Board in:

•	identifying individuals qualified to become members of our Board consistent with criteria approved by our Board;

•	recommending to our Board the director nominees to fill vacancies and to stand for election at the next Annual Meeting;

•	developing and recommending to our Board the corporate governance guidelines to be applicable to the Company;

•	recommending committee assignments for directors to our Board; and

•	overseeing an annual review of our Board’s performance.

ITEM 1 - ELECTION OF DIRECTORS

Our Board currently consists of ten directors. The term of office of all of our present directors will expire no later than the day of the Annual Meeting upon the election of their successors. Our Board has fixed the number of directors to be elected at the Annual Meeting at ten. The directors elected at the Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Unless authority to do so is withheld by the stockholder, each proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors having beneficial ownership derived from presently existing voting power of approximately 5.1% of our common stock as of the Record Date have indicated that they intend to vote for the election of each of the nominees named below. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying proxy either will vote for such other person as our Board may nominate or, if our Board does not so nominate such other person, will not vote for anyone to replace the nominee. Except as described below, our management knows of no reason that would cause any nominee hereinafter named to be unable to serve as a director or to refuse to accept nomination or election.

Pursuant to our bylaws, in an Uncontested Election (as defined in our bylaws), the nominees for director receiving more votes cast for than against his or her election or re-election will be elected. In the event a nominee fails to receive more votes cast for than against his or her election or re-election, the Board will take action within 90 days of the stockholder vote to either accept or reject the letter of resignation submitted by such nominee. The Board will promptly and publicly disclose its decision regarding whether or not to accept such nominee’s resignation letter. In a Contested Election (as defined in our bylaws), the nominees for director receiving a plurality of the votes cast will be elected. The proxyholder named in the accompanying proxy card will vote FOR each of the nominees named herein unless otherwise directed therein. In Contested Elections and Uncontested Elections, abstentions and instructions to withhold authority to vote for one or more of the nominees and broker nonvotes will result in those nominees receiving fewer votes but will not count as votes AGAINST a nominee.

Our Board recommends that stockholders vote FOR the election to our Board of each of the nominees named below.

Information Concerning Nominees

Our present Board proposes for election the following ten nominees for director. Each of the nominees named below, with the exception of Mr. Baliff, is currently a director of the Company and each was elected at the Annual Meeting held on August 1, 2013 Mr. Baliff has been selected by our Board to succeed William E. Chiles as President and Chief Executive Office of our Company. As we previously announced on February 3, 2014, Mr. Chiles has decided to retire from those positions on July 31, 2014, and not to stand for re-election to our Board. Mr. Baliff has been recommended by our Board as a nominee to replace Mr. Chiles and serve as a director, effective July 31, 2014. All nominees for director are nominated to serve one-year terms until the Annual Meeting in 2015 and until their respective successors are elected and qualified, or until their earlier resignation, removal from office, or death.

We have provided information below about our nominees, including their age, citizenship and business experience during the past five years, including service on other boards of directors. We have also included information about each nominee’s specific attributes, experience or skills that led our Board to conclude that he or she should serve as a director on our Board in light of our business and structure. Unless we specifically note below, no corporation or organization referred to below is a subsidiary or other affiliate of Bristow Group Inc.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2006 Audit since 2006 Compensation since 2006	Thomas N. Amonett American Age: 70

Athlon Solutions, LLC (a private provider of specialty chemicals and related services to refineries and other industrial companies)

-   President and Chief Executive Officer,
since April 2013

Champion Technologies Inc. (a private, international specialty chemicals manufacturer)

-   President, Chief Executive Officer and a director, 1999 – April 2013

American Residential Services, Inc. (a public company providing equipment and services for residential living)

-   President, Chief Executive Officer and a director, 1997 – 1999

Private Companies:

-  Champion Technologies Inc. (1999 – April 2013)

Public Companies:

-  Hercules Offshore, Inc. (Nominating and Governance) (since 2007)

-  Orion Marine Group, Inc. (Audit & Nominating and Governance) (since 2007)

Board Recommendation: Our Board concluded that Mr. Amonett should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. Amonett is an attorney by education and he has extensive executive leadership experience that he has attained through serving as a chief executive officer for almost two decades. He also has significant board experience that he has attained through serving on the boards of several private and public companies in the energy services industry. Mr. Amonett’s legal insight and business acumen have proven to be invaluable assets over the past seven years for our Board and, in particular, the Audit and Compensation Committees.

Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Jonathan E. Baliff American Age: 50

Bristow Group Inc.

-   President and Chief Executive Officer,
as of July 31, 2014

-   President,
June 2014 – July 2014

-   Senior Vice President and Chief Financial Officer, 2010 – June 2014

NRG Energy, Inc. (a public, power and energy company)

-   Executive Vice President, Strategy, 2008 – 2010

Credit Suisse, Global Energy Group (a public investment bank)

-   Managing Director, 1996 – 2008

Private Companies:

-   Jewish Family Services of Houston (Chairman of the Administrative Services Committee) (since 2011)

-   Georgetown University Graduate School of Foreign Service (Advisory Board) (since 2010)

Board Recommendation: Our Board concluded that Mr. Baliff should serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: As our President and Chief Executive Officer effective immediately following the Annual Meeting, Mr. Baliff will provide a critical link between senior management and our Board. Mr. Baliff has served as our President since June 9, 2014, prior to which time he served as our Senior Vice President and Chief Financial Officer since 2010. Mr. Baliff served on active duty in the U.S. Air Force for eight years from 1985 to 1993 in numerous assignments flying the F-4G Phantom including the first combat missions during the first Gulf War. Mr. Baliff’s commitment to safety originated from these experiences as an aviator. In addition to his military, aviation and financial experience, his extensive experience in the energy industry together with his knowledge of the culture, operations and clients of the Company are expected to assist our Board in making strategic decisions.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2002 Audit since 2002 Governance since 2004	Steven J. Cannon American Age: 60

TSG Technical Services, Inc. (a private, international government service provider)

-   (Retired) President and Chief Executive Officer,
2007 – 2009

DynCorp International LLC (a private technology company)

-   President and Chief Executive Officer, 2005 – 2006

-   President, 2000 – 2005

-   General Manager, Technical Services, 1993 – 1999

-   Vice President, Aerospace Technology, 1988 – 1993

- None

Board Recommendation: Our Board concluded that Mr. Cannon should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. Cannon’s almost 25 years of service at DynCorp afforded him the opportunity to develop extensive operations, international business and aviation skills and ultimately gain executive management experience. His subsequent experience as President and Chief Executive Officer at TSG required him to develop expertise in the area of governmental relations and contracts which may be of particular use for our Board as the Company increases its search and rescue business in the United Kingdom and explores other search and rescue opportunities with various governments around the world.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2006 Audit since 2006 Compensation from 2007 to 2012 Governance since 2012	Michael A. Flick American Age: 65

First Commerce Corporation (a public

commercial bank), 1970 – 1998

-   (Retired) Executive Vice President and Chief Administrative Officer, 1992 – 1998

-   Chief Financial Officer, late 1980s – early 1990s

-   Chief Credit Policy Officer, 1979 – 1992

Public Companies:

-   Gulf Island Fabrication Inc. (Compensation and Audit) (since 2007)

Private Companies:

-   University of New Orleans Foundation (Investment) (since 1985)

-   Catholic Foundation of New Orleans (Finance) (since 2011)

-   Community Coffee Company (1998 – 2009)

Board Recommendation: Our Board concluded that Mr. Flick should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. Flick’s experience in the banking and financial services industries provides him with extensive knowledge of financial reporting, legal and audit compliance and risk management making him highly qualified to serve as a member of the Audit Committee and our Board. In addition, his prolonged and continued service on multiple public and private company boards make him highly qualified to serve as a member of our Corporate Governance and Nominating Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2012 Compensation since 2012	Lori A. Gobillot American Age: 52

InVista Advisors LLC (a private project management and consulting company)

-   Founding Partner and Consultant, since 2013

United Airlines, Inc. (a public air transportation company)

-   Vice President, Integration Management,
October 2010 – 2012

Continental Airlines, Inc. (a public air transportation company)

-   Vice President, Integration Management,
June 2010 – October 2010

-   Staff Vice President, Assistant General Counsel and Assistant Secretary, 2006 – June 2010

- None

Board Recommendation: Our Board concluded that Ms. Gobillot should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Ms. Gobillot is an attorney by education with extensive management and legal experience within the aviation industry as well as experience in private practice representing a variety of clients. Her years of experience at a capital intensive airline with a similar focus on safety, regulatory compliance, customer service and employee satisfaction add a helpful perspective to our Board’s deliberations. Her aviation background and legal knowledge allow her to contribute significantly as a member of the Compensation Committee and benefit our Board’s decision making process. Her expertise in corporate governance has been recognized by her being honored as a NACD Governance Fellow. Her experience with fixed wing airlines may also be of particular use for our Board in connection with the Company’s strategic investment in Eastern Airways International Ltd. in February 2014.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2010 Audit since 2010 Governance since 2010	Ian A. Godden British Age: 60

KBC Advanced Technologies (a public consulting and software company dedicated to hydrocarbon processing)

-   Chairman, since January 2013; Non-Executive Chairman, 2011 – January 2013

-   Senior Independent Non-Executive Director,
2008 – 2011

Glenmore Energy Inc. (a private energy company)

-   Founder and Chairman, since 2004

Farnborough International Limited (a private subsidiary company of ADS described below)

-   Chairman, 2009 – February 2013

A|D|S Group Ltd. (a private trade organization that represents the U.K. civil aerospace, defense and security industries)

-   Chairman, 2007 – 2011

Roland Berger Strategy Consultants (a private consulting company)

-   U.K. Managing Partner, 2000 – 2004

Booz Allen and Hamilton (a private consulting company)

-   U.K. Managing Partner, 1996 – 1998

Public Companies: - KBC Advanced Technologies (Remuneration and Nominations Committees since 2008) (Audit, 2008 – 2011) - E2V Technologies PLC (Audit) (2003 – 2010)

Board Recommendation: Our Board concluded that Mr. Godden should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. Godden received a Bachelor of Science degree in engineering from Edinburgh University in Scotland and an MBA from Stanford University in California. He has extensive practical experience in the aviation industry, particularly in the areas of aviation safety, training, technology and logistics management which are each critical to the Company at this stage of its growth. His expertise in corporate governance has been recognized by his being honored as a NACD Board Leadership Fellow. Finally, his international experience and background in strategic consulting aids our Board in reviewing decisions and developing the strategy for the Company.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2011 Audit since 2011	Stephen A. King (1) British Age: 53

Caledonia Investments plc (a public investment company)

-   Finance Director, since 2009

De La Rue plc (a private printer of commercial paper and bank notes for central banks)

-   Group Finance Director, 2002 – 2009

Midlands Electricity plc (a private international power distribution and generation group)

-   Group Finance Director, 1997 – 2002

Public Companies: - Caledonia Investments plc (since 2009) - TT Electronics (Audit) (since 2012) - The Weir Group plc (Audit) (2005 – 2012)

Board Recommendation: Our Board concluded that Mr. King should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. King is an accountant by training with significant international finance expertise. Mr. King has been the Finance Director at Caledonia Investments plc since December 2009. He began his career as an accountant for Coopers & Lybrand (now Pricewaterhouse Coopers LLP) and then worked his way up through the finance department of several companies to become the Finance Director for Caledonia, one of the most respected investment houses in the United Kingdom. He also has extensive experience on boards of public companies in the United Kingdom that allow him to bring a different perspective to Board deliberations that ultimately benefits our Board’s decision making process. His expertise in corporate governance has been recognized by his being honored as a NACD Board Leadership Fellow. Finally, his experience as chairman of the audit committees of TT Electronics and The Weir Group plc, together with his financial and accounting expertise gained over almost two decades of serving as a finance director for various organizations, make him well suited to continue to serve as Chairman of our Audit Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2004 Governance since 2004 Compensation from 2004 to 2006 (Former) Executive Committee from 2006 to 2007	Thomas C. Knudson American Age: 68	Tom Knudson Interests (a private consulting company) - Founder and President, since 2004 ConocoPhillips (a public oil and gas company) - Senior Vice President, 1975 – 2004

Private Companies:

-   National Association of Corporate Directors (NACD) Texas Tri- Cities Chapter (since 2012)

-   Episcopal Seminary of the Southwest (since 2012)

Public Companies:

-   MDU Resources Group Inc. (Compensation)
(2008 – April 2014)

-   Midstates Petroleum Company, Inc.
(Interim Chairman) (since April 2014) (Audit) (since April 2014) (Nominating and Governance) (since May 2013)

-   Natco Group Inc. (Governance, Nominating and Compensation) (2005 – 2009)

-   Williams Partners L.P. (Audit and Conflicts) (2005 – 2007)

Board Recommendation: Our Board concluded that Mr. Knudson should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. Knudson has served as the Chairman of our Board since 2006. He holds a bachelor’s degree in aerospace engineering from the U.S. Naval Academy and a master’s degree in aerospace engineering from the U.S. Naval Postgraduate School. He served as a naval aviator, flying combat missions in Vietnam. His education, military service, and experience on the boards of MDU Resources Group Inc., Natco Group Inc., Williams Partners L.P. and Midstates Petroleum Company, Inc. provide additional perspectives to our Board. His prior service on the management committee at ConocoPhillips provides our Board with significant insight into the way customers in the energy industry operate. Finally, his service as a member of the NACD Tri-Cities Chapter Board and his expertise in corporate governance, as reflected by his being honored as a NACD Board Leadership Fellow, make him well suited to continue to serve as Chairman of our Board as well as Chairman of our Corporate Governance and Nominating Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2011 Compensation since 2011	Mathew Masters (1) British Age: 40

Caledonia Investments plc (a public investment company)

-   Head of Quoted Pool, since 2013

-   Associate Director, 2008 – 2013

-   Investment Executive, 2006 – 2008

Grant Thornton (an international accounting firm)

-   Corporate Finance Senior Manager, 2000 – 2006

-   Audit Manager, 1995 – 1999

Private Companies:

-   Satellite Information Services (Holdings) Ltd. (Audit)
(since 2007)

-   Celerant Consulting Investments Limited (Audit) (2007 – June 2012)

-   TCL Limited
(2007 – February 2012)

-   Seven Publishing Limited (2009 – February 2012)

-   Celona Technologies Limited (2006 – 2010)

Public Companies:

-   Tribal Group plc
(2009 – August 2012)

Board Recommendation: Our Board concluded that Mr. Masters should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. Masters is an accountant by education who started his career at Grant Thornton. He has served on several private and public company boards in the United Kingdom and he has extensive international experience that together benefit our Board’s decision making process. His expertise in corporate governance has been recognized by his being honored as a NACD Board Leadership Fellow. He also brings significant accounting and financial expertise to the Compensation Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2009 Compensation since 2009	Bruce H. Stover American Age: 65

Endeavour International Corporation (a public oil and gas company)

(Retired) Executive Vice President, Operations and Business Development, 2003 – 2010

Anadarko Petroleum Corporation (a public oil and gas company), 1980 – 2003

-   Senior Vice President, Worldwide Business Development, 1999 – 2003

-   Vice President, Worldwide Business Development,
1997 – 1999

-   Vice President, Acquisitions, 1993 – 1997

-   President and General Manager for Anadarko Algeria Corporation, 1989 – 1993

-   Chief Engineer, 1980 – 1989

- None

Board Recommendation: Our Board concluded that Mr. Stover should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. Stover is an engineer by education who spent many years serving in senior management in the energy business and brings the customer perspective to our Board. His expertise in corporate governance has been recognized by his being honored as a NACD Governance Fellow. In addition, much of his professional career was spent serving in the oil and gas industry outside of the United States, thus bringing an important international perspective to our Board.

(1)

Stephen A. King and Mathew Masters, directors and executive officers of Caledonia, were designated by Caledonia for election to our Board pursuant to a Master Agreement dated December 12, 1996 among the Company, a predecessor in interest to Caledonia and certain other persons in connection with our acquisition of 49% and other substantial interests in Bristow Aviation. The Master Agreement provides that so long as Caledonia owns (1) at least 1,000,000 shares of common stock of the Company or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation, Caledonia will have the right to designate two persons for nomination to our Board and to replace any directors so nominated. According to its most recent Form 13F filed with the SEC on April 15, 2014, Caledonia was the direct beneficial owner of 1,615,227 shares of our common stock as of March 31, 2014.

EXECUTIVE OFFICERS OF THE REGISTRANT

Under our bylaws, our Board elects our executive officers annually. Each executive officer remains in office until that officer ceases to be an officer or his or her successor is elected. There are no family relationships among any of our executive officers. At June 12, 2014, our executive officers were as follows:

Name	Age	Position Held with Registrant
William E. Chiles	65	Chief Executive Officer and Director
Jonathan E. Baliff	50	President
John H. Briscoe	56	Senior Vice President and Chief Financial Officer
K. Jeremy Akel	45	Senior Vice President and Chief Operating Officer
E. Chipman Earle	41	Senior Vice President, Chief Legal Officer and Corporate Secretary
Hilary S. Ware	57	Senior Vice President and Chief Administrative Officer
Brian J. Allman	41	Vice President, Controller and Chief Accounting Officer

Mr. Chiles joined us as President and Chief Executive Officer in July 2004. Mr. Chiles also served as interim Chief Financial Officer from December 2005 until February 2006 and from June 2010 to October 2010 following the resignations of two prior Chief Financial Officers. Mr. Chiles has been a member of our Board since 2004. On February 3, 2014, we announced that Mr. Chiles will resign as Chief Executive Officer of our Company effective upon the conclusion of the Annual Meeting, and he has elected not to run for re-election and will not continue to serve as a director after that meeting. Following his resignation as an officer, Mr. Chiles will remain an employee of the Company and will provide consulting services to the Company until July 31, 2016. Prior to his employment by the Company, Mr. Chiles was employed by Grey Wolf, Inc., an onshore oil and gas drilling company traded on the American Stock Exchange, from March 2003 until June 21, 2004 as Executive Vice President and Chief Operating Officer. Mr. Chiles served as Vice President of Business Development at ENSCO International Incorporated, an offshore oil and gas drilling company listed on the New York Stock Exchange, from August 2002 until March 2003. From August 1997 until its merger into an ENSCO International affiliate in August 2002, Mr. Chiles served as President and Chief Executive Officer of Chiles Offshore Inc. Mr. Chiles serves as a director of, and is Chairman of the Compensation Committee of, Basic Energy Services, Inc., a contractor for land based oil and gas services. He is also a member of Basic Energy’s Audit Committee. He also serves as a director and member of the Compensation Committee of Gulf Island Fabrication, Inc., a fabricator of offshore drilling and production platforms, hull and deck sections of floating production platforms and other specialized structures. He served as a member of our Executive Committee from 2004 to August 2007 when it was discontinued.

Mr. Baliff joined us as Senior Vice President and Chief Financial Officer in October 2010. On February 3, 2014, we announced that Mr. Baliff has been appointed President and Chief Executive Officer to succeed Mr. Chiles effective immediately following the resignation of Mr. Chiles as an officer of the Company following the Annual Meeting. Contemporaneously with the appointment of Mr. Briscoe as our Senior Vice President and Chief Financial Officer effective June 9, 2014, Mr. Chiles’s title was changed from “President and Chief Executive Officer” to “Chief Executive Officer” and Mr. Baliff’s title was changed from “Senior Vice President and Chief Financial Officer” to “President”. Prior to joining Bristow, Mr. Baliff had been the Executive Vice President, Strategy at NRG Energy since May 2008, where he led the development and implementation of NRG’s corporate strategy, as well as acquisitions and business alliances. Prior to joining NRG, Mr. Baliff was in Credit Suisse’s Global Energy Group, where he advised energy companies on merger and acquisition assignments and project and corporate financings since 1996, most recently as a Managing Director. Mr. Baliff started his business career at Standard and Poor’s and then JP Morgan’s Natural Resources Group. Mr. Baliff served on active duty in the U.S. Air Force for eight years from 1985 to 1993 in numerous assignments flying the F-4G Phantom, including the first combat missions during the first Gulf War. Mr. Baliff retired with the rank of Captain.

Mr. Briscoe joined us as Senior Vice President and Chief Financial Officer effective June 9, 2014. Prior to joining the Company, Mr. Briscoe had most recently been the Senior Vice President and Chief Financial Officer of Weatherford International Ltd. from March 2012 to September 2013. Mr. Briscoe also served as Vice President and Chief Accounting Officer of Weatherford from August 2011 to March 2012. Prior to joining Weatherford, Mr. Briscoe was a senior executive at Transocean Ltd. from 2005 through 2011 in roles including Vice President and Controller and Director of Investor Relations. Before joining Transocean in 2005, Mr. Briscoe held senior financial positions at Ferrellgas Inc. and Dresser Industries. His career also includes seven years of public accounting experience with KPMG and Ernst & Young. Mr. Briscoe is a certified public accountant and holds a Bachelor’s degree in Business Administration from the University of Texas.

Mr. Akel was appointed as Senior Vice President and Chief Operating Officer in May 2014. He previously served as our Senior Vice President, Operations since January 2012. Before that he served as the Director of the Other International Business Unit at the

Company since January 2010, where he was responsible for all operations within that business unit. Prior to that position, Mr. Akel held various other positions at the Company including Director of the Latin America Business Unit from April 2008 to January 2010, Director of the South/Latin American Business Units from July 2006 to April 2008, and Manager International Strategy from July 2004 to July 2006. Prior to joining the Company, Mr. Akel was Vice President, Aviation Business Consulting for Morten Beyer & Agnew, an international aviation consulting firm, from February 2002 to January 2004. From February 2001 to January 2002, Mr. Akel served as Senior Manager, Business Consulting, Aviation Industry Practice for Anderson, LLP, an international business consulting firm. From February 1997 to December 2000, Mr. Akel served in several management positions at Tidewater Marine International, Inc., an international provider of marine support services to the offshore energy industry. Mr. Akel began his career in 1991 as an Aerospace Engineer at the National Transportation Safety Board.

Mr. Earle was appointed as Senior Vice President, Chief Legal Officer and Corporate Secretary in May 2014. He previously served as our Senior Vice President, General Counsel and Corporate Secretary since joining us in July 2012. Prior to joining the Company, Mr. Earle worked as an attorney for Transocean Ltd. in various capacities from 2006 until 2012. He most recently served as Assistant Vice President, Global Legal from 2011 to 2012 during which he oversaw Transocean’s worldwide legal operations. Prior to serving in this role, he served from 2009 to 2011 as the General Counsel for Transocean’s Europe and Africa Business Unit, Associate General Counsel and Corporate Secretary from 2007 to 2009, and Legal Counsel, Corporate and Securities from 2006 to 2007. Prior to joining Transocean in 2006, Mr. Earle worked as a Corporate and Securities associate at the law firm of Baker Botts L.L.P. in Houston, Texas after beginning his career with the law firm of Wilson, Sonsini, Goodrich & Rosati, P.C.

Ms. Ware was appointed as Senior Vice President and Chief Administrative Officer in May 2014. She previously served as our Senior Vice President, Administration since December 2009. She joined us in August 2007 as Vice President of Global Human Resources. Prior to joining the Company, Ms. Ware was Vice President, Human Resources for BHP Billiton Petroleum from 2006 to 2007. Prior to joining BHP Billiton, Ms. Ware was Vice President Human Resources, Worldwide for Hanover Compressor Company from 2002 to 2006. Prior to 2002, Ms. Ware served for 20 years in a variety of roles as a human resources professional with BP. Ms. Ware’s duties and responsibilities at BHP Billiton and Hanover included management and oversight of all Human Resource activities and personnel at those companies.

Mr. Allman joined us as Director of Financial Reporting in March 2006. In August 2007 he was promoted to Corporate Controller and was subsequently elected Chief Accounting Officer in April 2009 and Vice President, Chief Accounting Officer in November 2010. From September 2002 to March 2006, Mr. Allman worked as Financial Reporting Manager for Nabors Industries Ltd., a drilling and well servicing company. A Certified Public Accountant, Mr. Allman previously worked in public accounting as an Audit Manager with KPMG LLP after beginning his career with Arthur Andersen LLP.

SECURITIES OWNERSHIP

Holdings of Principal Stockholders

The following table shows certain information with respect to beneficial ownership of our common stock held by any person known by us to be the beneficial owner of more than five percent of any class of our voting securities:

Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class (1)
BlackRock, Inc.	3,605,318	(2)	10.1%
40 East 52nd Street New York, NY 10022

Dimensional Fund Advisors LP	3,052,746	(3)	8.6%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

The Vanguard Group Inc.-23-1945930	2,306,158	(4)	6.5%
100 Vanguard Blvd. Malvern, PA 19355

Ariel Investments, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	2,245,148	(5)	6.3%

EARNEST Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	1,824,513	(6)	5.1%

Allianz Global Investors Capital LLC 600 West Broadway San Diego, CA 92101	1,805,780	(7)	5.1%

NFJ Investment Group LLC 2100 Ross Avenue, Suite 700 Dallas, TX 75201

(1)	Percentage of the 35,708,469 shares of common stock of the Company outstanding as of March 31, 2014.

(2)

According to Schedule 13G/A filed on February 11, 2014 with the Securities and Exchange Commission, on behalf of BlackRock, Inc., BlackRock, Inc. has sole voting power with respect to 3,483,436 of such shares and sole dispositive power with respect to 3,605,318 of such shares. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such shares of common stock, and no one person’s interest in such shares of common stock is more than five percent of the total outstanding shares of common stock.

(3)

According to a Schedule 13G/A filed on February 10, 2014 with the Securities and Exchange Commission, Dimensional Fund Advisors LP (“Dimensional”) has shared dispositive power with respect to and, may beneficially own, all such shares of common stock. Dimensional has sole voting power with respect to 3,007,103 of such shares. Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain of the Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all of such shares of common stock reported above are owned by the Funds. Dimensional disclaims beneficial ownership of all such shares.

(4)

According to a Schedule 13G/A filed on February 11, 2014 with the Securities and Exchange Commission, The Vanguard Group Inc-23-1945930 (“Vanguard”) has sole voting power with respect to 54,466 of such shares, sole dispositive power with respect to 2,254,292 of such shares and shared dispositive power with respect to 51,866 of such shares.

(5)

According to a Schedule 13G filed on February 14, 2014, Ariel Investments, LLC (“Ariel”), in its capacity as an investment advisor, may be deemed to beneficially own all of these shares. Ariel has sole dispositive power over all of these shares and sole power to vote 2,015,789 of these shares. The Schedule 13G states that Ariel’s adviser clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all securities reported in the Schedule 13G. It further states that none of Ariel’s clients have an economic interest in more than 5% of the subject securities in said Schedule.

(6)

According to a Schedule 13G/A filed on January 10, 2014, EARNEST Partners, LLC (“Earnest”), in its capacity as an investment advisor, may be deemed to beneficially own all of these shares. Earnest has sole dispositive power over all of these shares, sole power to vote 686,208 of these shares and shared power to vote 244,630 of these shares. The Schedule 13G states that no client’s interest in such shares of common stock is more than five percent of the total outstanding shares of common stock.

(7)

According to a Schedule 13G/A filed on February 12, 2014 with the Securities and Exchange Commission, Allianz Global Investors Capital LLC (“AGIC”) may be deemed to be the beneficial owner of these shares held by NFJ Investment Group LLC (“NFJ”), its wholly owned subsidiary. NFJ has sole dispositive power with respect to 1,718,350 of these shares and sole voting power with respect to 1,704,150 of these shares. The securities reported are held by investment advisory clients or discretionary accounts of which AGIC and/or NFJ is the investment adviser. Investment advisory contracts grant to each of AGIC or NFJ voting and/or investment power over the securities held by each of their respective clients or in accounts that each of them manages. As a result, each may be deemed to beneficially own the securities held by its clients or accounts within the meaning of Rule 13d-3 under the Act. Because AGIC is the parent holding company of NFJ, AGIC may be deemed to beneficially own the securities held by NFJ’s clients or accounts. Each of AGIC and NFJ disclaim beneficial ownership of these shares.

Caledonia has been a stockholder of the Company for over 15 years. According to a Schedule 13D/A filed on August 7, 2013 with the SEC, Caledonia has previously stated that it may, from time to time, increase, reduce or dispose of its investment in the Company depending on general economic conditions, economic conditions in the markets in which the Company operates, the market price of our common stock, the availability of funds, borrowing costs, the strategic value of the investment to Caledonia and other considerations. Caledonia has informed us that as a result of our performance and increased share price, the holding became Caledonia’s largest investment, representing 8.1% of its portfolio as at March 31, 2013 and Caledonia made a strategic decision to reduce this weighting in order to reduce its concentration risk. According to its most recent Form 13F filed with the SEC on April 15, 2014, Caledonia was the direct beneficial owner of 1,615,227 shares of our common stock as of March 31, 2014, which constituted approximately 4.52% of the outstanding shares of common stock of the Company on such date.

Holdings of Directors, Nominees and Executive Officers

The following table shows how many shares (i) each of our directors, (ii) each of our Named Executive Officers included in the Summary Compensation Table on page 42 of this proxy statement and (iii) all of our directors and executive officers as a group beneficially owned as of June 12, 2014:

Name (1)	Shares Directly Owned as of June 12, 2014 (2)	Options Exercisable on or prior to August 12, 2014	Total Shares Beneficially Owned (3)	Percent of Class (4)
K. Jeremy Akel	-	16,849	16,849	*
Thomas N. Amonett	7,083	18,125	25,208	*
Jonathan E. Baliff	13,919	21,026	34,945	*
Stephen J. Cannon	3,543	-	3,543	*
William E. Chiles	122,197	221,510	343,707	1.0%
Mark B. Duncan	35,460	73,680	109,140	*
E. Chipman Earle	-	9,537	9,537	*
Michael A. Flick	11,479	-	11,479	*
Lori A. Gobillot	2,918	-	2,918	*
Ian A. Godden	8,195	-	8,195	*
Stephen A. King(3)	-	-	1,615,227	4.5%
Thomas C. Knudson	44,208	-	44,208	*
Mathew Masters(3)	-	-	1,615,227	4.5%
Bruce H. Stover	7,595	-	7,595	*
Hilary S. Ware	14,151	35,923	50,074	*
All directors and executive officers as a group (17 persons) (3)	277,748	399,205	2,292,180	6.4%

*	Less than 1%.

(1)	The business address of each director and executive officer is 2103 City West Blvd., 4th Floor, Houston, Texas 77042.

(2)	Excludes unvested restricted stock over which the holders do not have voting or dispositive powers.

(3)

Because of the relationship of Messrs. King and Masters to Caledonia, Messrs. King and Masters may be deemed indirect beneficial owners of the 1,615,227 shares of common stock owned by Caledonia (see “Security Ownership of Certain Beneficial Owners and Management - Holdings of Principal Stockholders”). Pursuant to applicable reporting requirements, Messrs. King and Masters are reporting indirect beneficial ownership of the entire amount of our securities owned by Caledonia but they disclaim beneficial ownership of such shares.

(4)	Percentages of our common stock outstanding as of June 12, 2014, adjusted for each officer and director to include such officer and director’s total shares beneficially owned as of such date.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section of the proxy statement provides information regarding our executive compensation program for fiscal year 2014 for (i) our Chief Executive Officer and our Chief Financial Officer, (ii) each of our three most highly compensated executive officers, other than our Chief Executive Officer and our Chief Financial Officer, who were executive officers of the Company as of March 31, 2014 (our fiscal year end), and (iii) one individual who served as an executive officer during the fiscal year, but left the employ of the Company in March 2014. For fiscal year 2014, these individuals were our “Named Executive Officers” (or “NEOs”) and consisted of the following:

•	William E. Chiles, our Chief Executive Officer;

•	Jonathan E. Baliff, our President (formerly our Senior Vice President and Chief Financial Officer);

•	K. Jeremy Akel, our Senior Vice President and Chief Operating Officer;

•	Hilary S. Ware, our Senior Vice President and Chief Administrative Officer;

•	E. Chipman Earle, our Senior Vice President, Chief Legal Officer and Corporate Secretary; and

•	Mark B. Duncan, our former Senior Vice President, Commercial.

This section of the proxy statement is divided into the following four subsections:

•	Executive Summary;

•	About Our Executive Compensation Program – Our Compensation Philosophy and Peer Groups;

•	How Compensation Is Delivered; and

•	Executive Compensation Program Governance.

You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our Named Executive Officers (see “Item 2 – Advisory Approval of Executive Compensation” on page 54), as it contains information that is relevant to your voting decision.

Executive Summary

The Relationship Between Our Mission and Our Executive Compensation Program

We are the leading provider of helicopter services to the global offshore energy industry, and our mission is to provide the safest and most efficient helicopter services and aviation support worldwide. We believe that we can achieve our mission by focusing on and committing to working in innovative partnerships with our clients, further developing our highly professional workforce, and expanding our business and extending our horizons globally. This means we will seek to provide industry-leading value to our clients, fellow employees and stockholders while remaining true to our core values of safety, quality, excellence, integrity, fulfillment, teamwork and profitability. Our strategic objectives are organized around execution, clients, people and growth in furtherance of our pursuit of Operational Excellence.

        Our executive compensation program is designed to support and reinforce our mission and each of our strategic objectives in furtherance of our pursuit of Operational Excellence while at the same time aligning the interests of our management with those of our stockholders. For example, our annual incentives include key performance indicators in the areas of safety and Bristow Value Added (BVA), a customized financial performance metric that measures our returns compared to our cost of capital, that tie directly to our strategic objectives in the areas of execution and growth, respectively. We believe that our BVA metric closely aligns the interests of our management through the annual incentive plan with the interests of our stockholders. Additionally, satisfying our objectives in the areas of clients and people is designed to have a direct positive impact on BVA and reward our executive officers through the individual element of our short term incentive plan. Finally, our long-term incentives focus on delivering strong stockholder returns over time, which tie directly to our growth objective and further align the interests of our management with those of our stockholders.

Our Mission, Core Values, and Strategic Objectives drive the design of our Executive Compensation Program

Our Mission	Our Strategic Objectives	Our Executive Compensation Program
Provide the safest and most efficient helicopter services and aviation support worldwide.	Organized around execution, clients, people and growth – in furtherance of our pursuit of Operational Excellence.

•    Safety performance is a key measure in our annual incentive plan.

•    Bristow Value Added (BVA) measures execution and growth and is directly impacted by achievement of objectives around clients and people.

•    Short-term incentive award determination recognizes individual contributions to BVA, safety performance, and operational excellence.

•    Long-term incentive compensation is the largest single component of our executives’ compensation – emphasizing focus on delivering strong stockholder returns over time.

Our Core Values: Safety, Quality, Excellence, Integrity, Fulfillment, Teamwork & Profitability govern and underpin all that we do.

Through our annual and long-term incentives, the Compensation Committee is able to incentivize strong individual performance in the areas of value realization to our clients, a strong sense of commitment and ownership in our people, continuous improvement in the execution of our operations and prudent financial growth.

Key Characteristics of our Executive Compensation Program Aligned with Stockholder Interests

•	Over 70% of Named Executive Officer pay at risk contingent upon annual financial performance, individual performance and growth in long-term stockholder value

•

All officers’ long-term incentive awards are performance-based with their value contingent upon either positive stock price performance, in the case of restricted stock units and stock options, or total stockholder return performance relative to other offshore transportation companies, in the case of performance cash

•	Executives and directors required to comply with stock ownership guidelines

•	Prohibitions on the pledging or hedging of Company stock

•	Prohibition on repricing of stock option awards

•	No excise tax gross-ups (new for 2014)

•	No single-trigger change-in-control severance benefits

•	The Compensation Committee engages the services of an independent compensation consultant

Performance Highlights in Fiscal Year 2014

In fiscal year 2014, with the exception of one safety incident at Bristow Academy, we achieved the following significant accomplishments with respect to each of our strategic objectives in furtherance of our pursuit of Operational Excellence:

•	Execution

•	Objective: Streamline and standardize operational processes and technology to ensure safety, efficiency and service.

•	Accomplishments

•	Target Zero safety was achieved by our West Africa Business Unit and centralized major maintenance division in fiscal year 2014.

•	We reduced the Bristow Aircraft Incident Rate from 4.61 in fiscal year 2013 to 0.87 in fiscal year 2014.

•

We recruited and hired a highly experienced and globally recognized expert in aviation safety into the new role of Vice President and Chief Safety Officer to lead the Company’s global safety team, reporting directly to the CEO and supporting the entire senior management team in its drive to achieve Target Zero safety.

•

The Company and certain other helicopter operators serving the North Sea oil and gas industry conducted a comprehensive Joint Operators Review (JOR) of safety performance and standards in response to the U.K. Civil Aviation Authority’s issuance of its CAP 1145 safety directive, and, in connection therewith, the Company helped establish a new, non-profit organization dedicated to improving safety in the offshore helicopter transport industry.

•

In March 2014, a fire occurred in our facility in Port Harcourt, Nigeria damaging two aircraft and a significant amount of inventory. Nevertheless, the hard work of our Nigerian employees ensured only minimal lost time suffered by clients as a result of the fire, and there were no reported injuries in connection with the fire.

•	On time departures for our aircraft were approximately 92% for fiscal year 2014.

•	Aircraft availability was 98% for fiscal year 2014.

•	We received 1.7 times as many accolades as complaints from our passengers transported in fiscal year 2014.

•

We appointed a highly regarded and experienced expert in fleet planning as Director of Fleet Management to establish a global fleet management function. We created a fleet plan to rationalize, modernize and simplify our global fleet of helicopters, reducing our current fleet, consisting of 28 different aircraft fleet and sub-fleet types, through a measured fleet consolidation process to eight fleet types in approximately five years and to five fleet types in approximately ten years. As part of this modernization and rationalization of our fleet, we retired five fleet types during fiscal year 2014 and, for the first time in five years, we have recently introduced two new fleet types, the AgustaWestland AW189 and the Sikorsky S-76D.

•

We conducted extensive pilot training and conversions in preparation for search and rescue operations in the U.K. and in response to the EC225 incident. We safely returned 13 EC225 aircraft to service during fiscal year 2014.

•	We deployed new enterprise-wide applications to support business development and knowledge sharing.

•	We finalized an arrangement for the global implementation of a new Enterprise Resource Planning (ERP) system from SAP and a proprietary application (eFlight) to streamline flight operations.

Despite these significant accomplishments, particularly in the area of safety, we experienced an incident at our Bristow Academy facilities in Florida in January 2014 that resulted in the total loss of a training aircraft, but no reported injuries to the instructor or student onboard. As a result of this Class “A” incident, and despite having no other aircraft accidents in our global operations during fiscal year 2014, each of our Named Executive Officers, other corporate employees and employees in the Bristow Academy did not receive any compensation for the air safety portion of their annual incentive award for fiscal year 2014.

•	Clients

•	Objective: Consistently deliver on our commitment to our clients to increase their productivity and reduce their operational risks and costs.

•	Accomplishments

•

On March 26, 2013, Bristow Helicopters was awarded a new contract by the U.K. Department for Transport (“DfT”) to provide civilian search and rescue (“SAR”) services for the Maritime and Coastguard Agency covering the U.K. (the “U.K. SAR contract”). Four of the aircraft that will operate at bases in Stornoway and

Sumburgh under the U.K. SAR contract commenced operations under an interim SAR contract with the DfT during June and July 2013, and will transition to the U.K. SAR contract in fiscal year 2018. During fiscal year 2014, we recruited 78 employees and broke ground at the Humberside and Inverness bases which are expected to begin operating on April 1, 2015. From June 1, 2013, we conducted 233 accident-free missions, including the response to a helicopter accident offshore Sumburgh on August 23, 2013, and rescued and/or assisted 205 persons.

•

In January 2014, we closed our investment in Eastern Airways International Ltd. that is expected to strengthen our ability to provide a complete suite of point-to-point transportation services for existing European based passengers, expand helicopter services in certain areas like the Shetland Islands and create a more integrated logistics solution for our global clients.

•	We managed the suspension and return to service of the EC225 in order to minimize the impact on service delivery to our clients.

•	We were awarded or renewed significant oil and gas contracts, including in East Africa, Europe, the U.S. Gulf of Mexico and Australia.

•	People

•	Objective: Foster a culture of accountability and innovation that promotes safety, integrity and exceptional performance.

•	Accomplishments

•	We successfully managed a comprehensive executive transition, appointment and subsequent reorganization.

•

Following a comprehensive review of the Company’s organizational structure, among other changes, the new position of Senior Vice President of Corporate Development and Strategy was added to the senior management team and the operations and finance groups were restructured.

•	We developed robust leadership training programs which have resulted in 40% of the graduates advancing into more senior leadership positions over the past four fiscal years, including the following:

•	The Leadership Development program;

•	The Management Development program;

•	JMW Consultants’ Leader of the Future program;

•	The Advanced Management Development Program; and

•	Targeted executive coaching for key positions in the Company.

•	In fiscal year 2014, voluntary turnover was 6.7%, which was in the Corporate Executive Board benchmark’s top performing quartile.

•

In fiscal year 2014, we administered 30 compliance courses to 432 participants focused primarily on our Code of Business Integrity and 49 compliance courses to 287 participants focused on International Traffic in Arms Regulations.

•

We fostered a strong sense of accountability to our corporate community and pride in our Bristow brand through our Bristow Uplift charitable giving program through which we donated a total of approximately $564,621 to 87 charitable organizations around the world, matched more than $23,790 in charitable contributions made by our employees and participated directly in 99 outreach events throughout the year.

•	Growth

•	Objective: Achieve outstanding stockholder return and increase year-over-year “Bristow Value Added” or BVA.

•	Accomplishments

•	Stock price improvement over the course of fiscal year 2014 was approximately 16.2%.

•

In fiscal year 2014, we reinvested a record $628.6 million in our business through capital expenditures intended to foster organic growth while at the same time returning significant value to our stockholders through a 25% increase in our dividend (culminating in nearly a doubling of the dividend over the past three fiscal years) and a record $77.7 million in share repurchases through our share repurchase program.

•

We achieved year-over-year increase of consolidated BVA of approximately $42.1 million, driven by approximately $35.5 million in revenue growth, approximately $20.5 million in margin improvement, approximately $15.1 million in increased capital efficiency, and approximately $12.8 million from our investment in Lider in Brazil, partially offset by approximately $41.8 million in increased aircraft and other capital expenditures.

CEO and CFO Transitions and Pay-At-A-Glance for Fiscal Year 2014

Following extensive deliberations, the Compensation Committee approved a salary increase of 8.6% for Mr. Chiles, from $875,000 to $950,000 effective January 1, 2014. The Committee also determined that because Mr. Chiles will continue to serve as CEO for a meaningful portion of fiscal 2015, he will be eligible for a target bonus opportunity of 100% for the year, or if greater such amount determined by the Committee based on criteria applicable to the Company’s CEO, in each case prorated based on the portion of fiscal year 2015 during which Mr. Chiles serves as CEO, and he was eligible to participate in annual long-term incentive grants that were approved for all of our officers on June 4, 2014 (but not for any periods thereafter).

On February 3, 2014, we announced that Mr. Chiles will resign as the Company’s Chief Executive Officer effective upon the conclusion of the Annual Meeting, and thereafter will remain as an employee providing consulting services to the Company through July 31, 2016. In determining the appropriate retirement and consulting package to provide Mr. Chiles, the Compensation Committee considered the following:

•	The Company’s outstanding performance and increased stockholder value over Mr. Chiles’ tenure as CEO;

•	The importance of Mr. Chiles’ anticipated contribution to the Company and to continued growth in stockholder value through the transition to our new CEO and during the consulting period; and

•	Competitive market data and input regarding best practices provided by the Committee’s independent advisers.

According to the terms of his agreement, upon his resignation after the Annual Meeting, Mr. Chiles will be eligible to receive a lump sum cash payment of $3.8 million, which is equivalent to the amount that would have otherwise been payable to him as severance under his employment agreement, and all of his outstanding incentive awards (other than any awards granted during fiscal 2015) will vest. As a consultant, Mr. Chiles will perform such duties as requested by the Company, including advice and consulting regarding the achievement of certain business objectives and matters of strategy. However, the consulting services to be performed by Mr. Chiles will not include any policy-making duties or authority.

On February 3, 2014, we also announced that Mr. Baliff, currently our President, has been appointed President and Chief Executive Officer to succeed Mr. Chiles effective immediately upon the resignation of Mr. Chiles as an officer of the Company at the Annual Meeting. As part of the transition, the Compensation Committee also approved a 54.3% increase in the annual salary of Mr. Baliff from $453,600 to $700,000, effective May 19, 2014, a target bonus opportunity of 75% and a maximum bonus opportunity of 187.5% for Mr. Baliff for the portion of fiscal year 2015 prior to May 19, 2014, and a target bonus opportunity of 100% and a maximum bonus opportunity of 250% for Mr. Baliff for the remaining portion of fiscal year 2015 beginning on May 19, 2014.

Response to FY2013 Say on Pay Results and FY2014 Compensation Program

At our 2013 Annual Meeting, 93.3% of our stockholders who cast a vote for or against the proposal approved the advisory resolution on the compensation of our named executive officers. We received a “FOR” vote recommendation from both Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. with respect to each of the items subject to a stockholder vote at our 2013 Annual Meeting. The Company’s overall governance practices were considered to be in the top 20% of companies reviewed by ISS for purposes of its QuickScore report dated March 11, 2014. We carefully consider the input from stockholders and review our programs to ensure they continue to reflect best practices and continue to align the interests of our executives with our stockholders. In light of this strong stockholder support and the Committee’s view that our compensation program is properly aligned with our mission, strategic objectives and stockholder interests, the Committee elected to not make any structural changes to the program for fiscal year 2014. Our Board also considered stockholder input with respect to (i) the increase of our dividend by 25% during fiscal year 2014, (ii) the execution of $77.7 million in share repurchases through our share repurchase program during fiscal year 2014 and (iii) the amendment of our bylaws in order to provide that, in a Contested Election (as defined in our bylaws), only those nominees for director receiving more votes cast for than against his or her election or re-election will be elected.

About Our Executive Compensation Program - Our Compensation Philosophy and Peer Groups

Our Compensation Philosophy

The Compensation Committee believes strongly in linking executive pay directly to operational and financial performance in order to further align the interest of Company management with our stockholders. The base salary and deferred compensation for our Named Executive Officers can together represent up to 100% of compensation in any given year when incentives do not pay out or long-term awards do not vest. However, the general mix of compensation for target-level performances in the annual incentive plans, plus the expected value of long-term compensation grants in fiscal year 2014, used by the Compensation Committee for our CEO and our other Named Executive Officers was as follows with a degree of variation by individual executive (it is important to note that the actual and relative mix of pay received by each of our Named Executive Officers can vary significantly based on company financial performance, safety performance, stock price performance and the Named Executive Officer’s individual performance):

Significant Majority of NEO Pay Variable and Incentive Based

*	CEO compensation targets with respect to Mr. Chiles for fiscal year 2014.

Compensation Benchmarking

We are always competing for the best talent with our direct industry peers and with the broader market. Consequently, the Compensation Committee (with the assistance of its independent compensation advisers) regularly reviews the market data, pay practices and ranges of specific peer companies to ensure that we continue to offer relevant and competitive executive pay packages each year. Our Compensation Committee generally targets the 50th percentile for our executive pay packages, subject to adjustments based on individual experience, expertise and performance. As discussed further below, in September 2013 our Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its compensation consultant following an extensive request for proposals process. Prior to Pearl Meyer’s engagement, Towers Watson & Co. (“Towers Watson”) served as our Compensation Committee’s compensation consultant. The following table sets forth each of the data points that our Compensation Committee uses in analyzing the competiveness of our executive pay packages:

Survey and Proxy Peer Group Data	Description	Why We Use It
General Industry Survey	Represents companies with revenues similar to Bristow across all industries.	To understand the level of fixed base salary paid to executives of companies our size. This is one of two primary data sources for base salary levels.

Oilfield Services Industry Survey	Represents companies within Pearl Meyer’s Oilfield Services compensation survey with revenues comparable to Bristow. These are the types of companies with which we compete for executive talent.	To understand the level of base salary and incentives paid to executives in our industry. This is one of two primary data sources for base salary levels as well as the primary data source for annual and long-term incentive grant levels.
Oilfield Services Industry Proxy Peers (our “Proxy Peer Group”)

Represents a select group of comparable companies within the oilfield services industry that have global operations, are based in or have a significant presence in Houston, Texas, and are of a comparative size (from a global revenues perspective) to Bristow.

Proxy pay data for the named executive officers in our Proxy Peer Group is used as a secondary data point when reviewing pay for our Named Executive Officers.

As of the Record Date, our Proxy Peer Group referenced in the table above included each of the following eleven companies listed in decreasing order of global revenues for the most recently ended fiscal year for each such company:

Proxy Peer Group
Company	Revenue (in millions)
Noble Corp.	$ 4,234
Oceaneering International, Inc.	$ 3,287
Dresser-Rand Group Inc.	$ 3,033
Diamond Offshore Drilling, Inc.	$ 2,920
McDermott International Inc.	$ 2,659
Rowan Companies plc	$ 1,579
Forum Energy Technologies, Inc.	$ 1,525
Tidewater Inc.	$ 1,435
Core Laboratories NV	$ 1,074
Newpark Resources Inc.	$ 1,042
Helix Energy Solutions Group, Inc.	$ 877
Bristow FY 2014 Global Revenues	$ 1,670
Proxy Peer Group Median	$ 1,579

Our Performance Peer Group

For purposes of measuring the Company’s total stockholder return, which is used by the Compensation Committee to calculate the payout for our long-term performance cash awards (see pages 34-36 for more details regarding our Long-Term Incentive Awards), the Compensation Committee uses the Simmons Offshore Transportation Services Group (the “Simmons Group”). While we do not necessarily compete for executive talent with each of the companies within the Simmons Group, the Simmons Group provides the Compensation Committee with an independently selected group of public companies from the offshore transportation services industry against which to measure total stockholder return performance. As of the Record Date, the following eleven companies were included in the Simmons Group: Bourbon S.A., CHC Group Ltd., DOF ASA, ERA Group Inc., Farstad Shipping ASA, Gulfmark Offshore, Inc., Hornbeck Offshore Services, Inc., Kirby Corporation, Seacor Holdings Inc., Solstad Offshore ASA, and Tidewater Inc.

How Compensation is Delivered

Key Compensation Components

The compensation of our executives is separated into the following three key components that are described in more detail below: (1) base salary, (2) annual incentive cash compensation, and (3) long-term equity and performance cash incentives.

1.	Base Salary

The Compensation Committee generally targets base salaries of our executive officers at the median range of the marketplace for executives with similar responsibilities. The Compensation Committee considers the survey data noted above and data for our Proxy Peer Group (as defined below) when setting base salary. Salary adjustments have been typically made in June of each year and are based on the individual’s experience and background, the general movement of salaries in the marketplace, the Company’s financial performance and a qualitative assessment of the individual’s performance by his or her immediate supervisor, or in the case of the Chief Executive Officer, by the Compensation Committee. In addition to its assessment of the Chief Executive Officer’s performance, the Compensation Committee reviews the performance evaluations provided by the Chief Executive Officer for each of the Company’s other executive officers. In response to the market and individual performance data, the Compensation Committee may elect to provide an executive officer with a base salary that is above, at or below the market median at any point in time. The Compensation Committee reviews the compensation of vice presidents, who are not designated as executive officers, as a group as opposed to reviewing the compensation of each vice president on an individual basis.

Fiscal Year 2014 and Fiscal Year 2015 Base Salaries

In June 2013, the Compensation Committee increased the base salary of the applicable named executive officers at the time who are listed below by an average of 9.0%. These adjustments were made in order to keep their base salaries competitive in light of the Towers Watson survey and Proxy Peer Group data provided at the time and in recognition of their individual experience, background and performance. In February 2014, the Compensation Committee increased the base salary of Mr. Chiles by 8.6% in connection with his anticipated retirement and related transition expectations, and the Compensation Committee further determined that the base salary of Mr. Baliff would be increased by 54.3% effective as of May 19, 2014 in connection with his anticipated promotion and related transition expectations. In June 2014, the Compensation Committee, after considering the updated market survey and Proxy Peer Group data provided by Pearl Meyer, individual performance evaluations for each of Messrs. Akel and Earle and Ms. Ware, and the experience and background of each of them, increased their base salaries by an average of 9.2% for fiscal year 2015. The following table summarizes these changes in base salaries:

Named Executive Officer	Prior Base Salary	Base Salary Effective May 20, 2013	Base Salary Effective May 19, 2014 (1)
Mr. Chiles	$825,000	$875,000	$950,000
Mr. Baliff	420,000	453,600	700,000
Mr. Akel	341,250	375,375	439,189
Ms. Ware	353,600	388,960	412,298
Mr. Earle	330,000	363,000	380,061
Mr. Duncan (2)	385,455	424,001	-

(1)	Mr. Chiles’s new base salary was made effective January 1, 2014.

(2)	Mr. Duncan left the employ of the Company effective March 8, 2014.

2.	Annual Incentive Cash Compensation

The Company maintains an annual incentive cash compensation plan to reward selected executive officers and other employees for their contributions to the performance of the Company by achieving specific corporate and business unit financial and safety goals and key individual objectives. Awards under the annual incentive compensation plan are determined based on specified performance standards, which we refer to as Key Performance Indicators (“KPIs”). For fiscal year 2014, these KPIs related specifically to safety, financial and individual performance. The Compensation Committee monitors the target award levels and variances to assure their competitiveness and that they are consistent with compensation strategy for incentives and for total compensation without encouraging excessive risk-taking. Our KPIs typically incorporate certain metrics that are based on our publicly reported financial results. In fiscal year 2014, the Compensation Committee set KPI levels for the annual incentive awards shortly after the end of the prior fiscal year and after the budget for the next fiscal year was approved by our Board.

The Compensation Committee established on June 6, 2013 a minimum performance objective for officers of the Company set forth in the Supplement to the Bristow Group Inc. Fiscal Year 2014 Annual Incentive Compensation Plan (the “2014 Plan”) (which was disclosed in our Form 8-K filed on June 11, 2013), which objective was positive earnings before interest, taxes, depreciation and amortization for any fiscal quarter during fiscal year 2014 commencing with the fiscal quarter commencing July 1, 2013. If the minimum performance objective was not satisfied, our officers would not have been entitled to any award under the 2014 Plan. However, given that the minimum performance objective was satisfied as determined by the Compensation Committee on June 4, 2014, each officer was eligible to earn the applicable maximum award under the 2014 Plan, which was subsequently reduced at the discretion of the Compensation Committee based on Company performance relative to BVA and safety measures and individual performance.

The KPIs for our annual incentive awards are designed to support and reinforce our mission and each of our strategic objectives in furtherance of our pursuit of Operational Excellence. Threshold KPI levels and the minimum performance objective described above must be achieved in order to receive any payout under the annual incentive compensation plan. Participants may earn up to as much as 250% of their annual incentive targets in the event of performance substantially exceeding the preset targets. Annual incentive compensation awards are paid in cash.

Our KPIs for fiscal year 2014 for our annual incentive cash compensation continued to focus on the areas of safety, financial and individual performance with the same relative weightings as were used for fiscal year 2013.

•

Safety (25%) – Safety continues to be the key component of the Bristow Client Promise and the cornerstone of our “Target Zero” initiative. For fiscal year 2014, our safety KPI levels for our executive officers and actual results were as follows:

	BSI	BSI Performance Score	BAIR	BAIR Performance Score
Threshold Performance Level	0.16	0.050	2.52	0.050
Expected Performance Level	0.11	0.125	1.25	0.125
Maximum Performance Level	0.08	0.250	0.00	0.250
FY 2014 Actual	0.24	0.00	0.87	0.163 ð 0.00

While our safety performance in fiscal year 2014 would normally have resulted in a performance score of 0.163 for each of our Named Executive Officers, the performance score was effectively reduced to zero due to the Class “A” incident at our Bristow Academy that resulted in the total loss of one of our training helicopters, but no reported injuries to the instructor or the student onboard. Thus, none of our Named Executive Officers received any compensation related to the safety portion of their annual incentive cash compensation for fiscal year 2014.

As set forth above, our KPIs for safety performance in fiscal year 2014 included (i) consolidated Bristow Safety Index (“BSI”) as measured by the total number of our recordable injuries per 200,000 man hours weighted for severity of the injury, for the fiscal year compared to a preset target, and (ii) consolidated Bristow Aircraft Incident Rate (“BAIR”) – a blended measure of air accidents and serious incidents per 100,000 flight hours, for the fiscal year compared to a preset target. For fiscal year 2014, in the event the Company’s administrative, ground or air operations resulted in a fatality, all corporate employees, including each of the Company’s executive officers, as well as those employees in the business units or Bristow Academy, depending on where the fatality occurred, would not receive any compensation for the safety portion of their respective incentive awards. Additionally for fiscal year 2014 and as demonstrated above, in the event the Company’s air operations resulted in a Class “A” accident, the portion of any incentive award attributable to the safety performance component of BAIR would be zero for all of the Company’s corporate employees, including each of the Company’s executive officers, as well as for those employees in the business units or Bristow Academy, depending on where the Class “A” accident occurred. Finally, in furtherance of the “Target Zero” initiative, the Compensation Committee significantly reduced the acceptable KPI levels for fiscal year 2014 compared to fiscal year 2013 by over 20% for BSI and over 50% for BAIR.

•

Bristow Value Added (BVA) (50%) – For purposes of measuring our financial performance, we have used since fiscal year 2012 a customized measure called Bristow Value Added (BVA) that is described in more detail below. In fiscal year 2014, the Company achieved a year-over-year improvement in BVA of approximately $42.1 million resulting in a BVA performance score of 1.12. As for the BVA portion of our incentive award for fiscal year 2014, our KPI levels and actual BVA results were as follows:

	Year-Over-Year Change in BVA (in millions)	BVA Performance Score
Threshold Level	($32.4)	0.00
Expected Level	0.0	0.50
Maximum Level	64.8	1.50
FY 2014 Actual	42.1	1.12

BVA is a financial performance measure customized for the Company to measure gross cash flow (after tax operating cash flow) less a charge for the capital employed. We believe that the BVA metric aligns the interests of our management with those of our stockholders and also encourages management actions that increase the long-term value of the Company. For purposes of calculating BVA, we employ the following concepts:

•

Gross cash flow is total revenue, less total operating expense (excluding depreciation and amortization) plus rent expense for the period less taxes, plus or minus an adjustment for the proportional consolidation of any large strategic equity investment’s gross cash flow (e.g., Lider) and excluding special items, if any.

•

Gross operating assets is a measure of the gross tangible assets deployed into the business to generate the Company’s gross cash flow. Gross operating assets include net working capital (excluding cash), gross property, plant and equipment (including the fleet), other non-current tangible assets, capitalized operating leases and an adjustment for the gain or losses on the sale of aircraft. Gross operating assets will also be adjusted for the proportional consolidation of any large strategic equity investment’s gross operating assets.

•

The annual required return is fixed at 10.5% (2.625% per quarter). The capital charge is calculated quarterly based on the ending balance and the full year’s capital charge is the sum of the four quarters. The capital charge is defined as gross operating assets times the required return.

•

Adjustment at the time of sale of a non-core strategic equity investment (“SEI”) equal to the after-tax gain (loss) on sale of an equity investment by the required return such that the resulting change in BVA is reflective of the perpetual value generation (destruction) from the non-core SEI realized at the time of sale.

We implemented BVA to enhance our focus on the returns we deliver across our organization. Improvements in BVA have been the primary financial measure in our annual incentive plan since fiscal year 2012, aligning the interests of management with stockholders.

Neutral year-over-year BVA performance (as adjusted for new goodwill and intangibles) results in a performance score of 0.50 and payout for this KPI at target. Year-over-year improvements in BVA result in increases to the performance score up to a maximum of 1.50 and declines in BVA result in decreases to the performance score down to a minimum of zero.

•

Individual Performance (25%) – For fiscal year 2014, the individual performance results for each of our Named Executive Officers who were eligible for incentive cash awards for fiscal year 2014 were as follows:

Named Executive Officer	Threshold Performance Score	Target Performance Score	Actual Individual Performance Score
William E. Chiles	0.00	0.25	0.49
Jonathan E. Baliff	0.00	0.25	0.49
K. Jeremy Akel	0.00	0.25	0.49
Hilary S. Ware	0.00	0.25	0.51
E. Chipman Earle	0.00	0.25	0.49
Mark B. Duncan (1)	0.00	0.25	0.25(1)

(1)

Mr. Duncan resigned from the Company effective March 8, 2014 and his Separation Agreement provides that he will receive the targeted performance score of 0.25 for purposes of his annual incentive cash compensation for fiscal year 2014.

Individual performance relates specifically to the individual plan member and is based on an overall performance evaluation of the individual’s contributions during the fiscal year based on a determination by the individual’s immediate supervisor, or in the case of the Chief Executive Officer and the other executive officers, the Compensation Committee, compared to individualized goals set by the supervisor, or in the case of the Chief Executive Officer, the Compensation Committee. Each of the individual goals is designed to further one of the four strategic objectives of the Company related to execution, clients, growth and people. The practice of considering individual performance on a case-by-case basis permits consideration of flexible criteria, including current overall market conditions.

The total pool for all annual incentive plan participants as a group for the individual component of the annual incentive award is set as a multiple of the “expected” level ranging from 0 to 200% as recommended by the Chief Executive Officer and approved by the Compensation Committee. In cases of extraordinary performance, an individual may receive an amount for individual performance in excess of 200% of such participant’s targeted individual performance amount, provided that in no event may any participant’s total annual incentive award exceed 250% of such individual’s targeted total annual cash incentive award.

Fiscal Year 2014 Annual Cash Incentive Award Payment Calculations

The annual cash incentive awards for our CEO and each of our other Named Executive Officers for fiscal year 2014 were calculated as follows:

Named Executive Officer	FY 2014 Base Salary (1)		Target Award Percentage		Actual Cumulative Performance Scores	Actual FY 2014 Cash Incentive Award
William E. Chiles (2)	$950,000	X	100%	X	1.61	$1,525,344
Jonathan E. Baliff	$448,997		60%		1.61	$432,553
K. Jeremy Akel	$370,700		60%		1.61	$357,123
Hilary S. Ware	$384,116		60%		1.63	$375,378
E. Chipman Earle	$358,479		60%		1.61	$345,350
Mark B. Duncan (3)	$418,721		60%		1.37	$344,188

(1)

For each Named Executive Officer, except for Mr. Chiles and Mr. Duncan, fiscal year 2014 base salary includes the lower base salary from page 29 that was applicable between April 1, 2013 and May 19, 2013 and the higher base salary from page 29 that was applicable between May 20, 2013 and March 31, 2014.

(2)	Pursuant to his Retirement and Consulting Agreement, the fiscal year 2014 annual bonus of Mr. Chiles was based on an annual salary of $950,000 for the entire period.

(3)

Mr. Duncan resigned from the Company effective March 8, 2014 and, as part of his Separation Agreement, he was entitled to the annual bonus, without pro-ration, for the fiscal year ended March 31, 2014, which was payable to him per his Separation Agreement following the normal processing cycle as if he had remained employed through March 31, 2014.

Fiscal Year 2015 Annual Incentive Award Structure

In June 2014, the Compensation Committee approved and adopted an annual incentive compensation plan for fiscal year 2015 (year ending March 31, 2015) for our senior managers, including each of our Named Executive Officers (other than Mr. Duncan) (the “2015 Plan”). The Compensation Committee established for our officers a minimum performance objective for the 2015 Plan, which objective is positive earnings before interest, taxes, depreciation and amortization during any fiscal quarter during fiscal year 2015 commencing with the fiscal quarter beginning July 1, 2014. If the minimum performance objective is not satisfied, our officers will not be entitled to any award under the 2015 Plan. If the minimum performance objective is satisfied, each officer will be eligible to earn the applicable maximum award under the 2015 Plan, subject to reduction for KPIs, individual performance and the discretion of the Compensation Committee. The KPIs selected for fiscal year 2015 and relative weightings for each of our officers are set forth below:

•

Safety, including (i) the Company’s consolidated Total Recordable Injury Rate (“TRIR”), which is the number of qualifying injuries per 200,000 labor hours, for the fiscal year compared to a preset target and (ii) Air Accidents (“AA”), which is a measure of aircraft accidents that accounts for the severity of any damage or injuries sustained during such events, for the fiscal year compared to a preset target – weighted 25%;

•	BVA – weighted 50%; and

•	Individual performance – weighted 25%.

The annual incentive target and maximum levels expressed as a percentage of base salary for fiscal year 2015 for our CEO and the other Named Executive Officers (other than Mr. Duncan) are outlined below:

	Percentage of Base Salary
Named Executive Officer	Target	Maximum
William E. Chiles (1)	100%	250%
Jonathan E. Baliff (2)	75%/100%	187.5%/250%
K. Jeremy Akel	75%	187.5%
Hilary S. Ware	65%	162.5%
E. Chipman Earle	65%	162.5%

(1)

Mr. Chiles will be eligible for a target bonus opportunity of 100% for fiscal year 2015 and a maximum bonus opportunity of 250% for fiscal year 2015, in each case prorated based on the portion of fiscal year 2015 during which he serves as Chief Executive Officer.

(2)

Mr. Baliff will be eligible for a target bonus opportunity of 75% and a maximum bonus opportunity of 187.5% for the portion of fiscal year 2015 prior to May 19, 2014. Mr. Baliff will be eligible for a target bonus opportunity of 100% and a maximum bonus opportunity of 250% for the remaining portion of fiscal year 2015 beginning on May 19, 2014.

Fiscal year 2015 threshold, expected and maximum bonus award levels for the Company’s Named Executive Officers were approved by the Compensation Committee in June 2014. The award levels for the KPIs applicable to the Named Executive Officers for fiscal year 2015 were set at the following levels:

	Change in BVA (in millions)	BAIR	BSI	TRIR	AA
FY 2014 Actual	$42.1	0.87	0.24	—	—
FY 2015 Threshold Level	(34.5)	—	—	0.26	0 Class A, 2 Class B
FY 2015 Expected Level	0.0	—	—	0.18	0 Class A, 1 Class B
FY 2015 Maximum Level	69.1	—	—	0.09	0 Class A, 0 Class B

The Compensation Committee approved the following changes to the safety performance portion of the annual incentive award structure applicable for fiscal year 2015:

•

TRIR replaced BSI as a component of the safety performance portion of the annual incentive award for fiscal year 2015. TRIR is calculated on a consolidated basis for all employee injuries sustained, including corporate employees and employees of Bristow Academy. If during the fiscal year, our operations result in a Permanent Total Disability Case (as defined in the 2015 Plan) for any employee, passenger, bystander or anyone involved in such operations, the TRIR portion of the annual incentive award would be eliminated.

•

AA replaced BAIR as a component of the safety performance portion of the annual incentive award for fiscal year 2015. AA includes a new accident classification that takes into account the severity of injuries or damage. This portion of the annual incentive award for fiscal year 2015 will be based on the number of aircraft accidents classified as Class “A” or Class “B”. Any Class “A” accident or more than two Class “B” accidents would eliminate the AA portion of the annual incentive award for fiscal year 2015.

If during the fiscal year, our operations result in the fatality of any employee, passenger, bystander or anyone involved in such operations, the portion of any incentive award attributable to the safety performance components of TRIR and AA will be eliminated for all Named Executive Officers and other specified participants pursuant to the terms of the 2015 Plan. The Compensation Committee implemented the TRIR and AA safety performance measures in order to replace complex and varied measures with industry-recognized criteria, which have historically been tracked by the Company and used for various other purposes both internally and externally. Management will continue to be held accountable for the highest severity events while also accounting for the preventability of particular incidents. The streamlined measurement process is expected to both increase efficiency and continue to encourage desired actions by all employees in our pursuit of Target Zero.

3. Long Term Equity and Performance Cash Incentive Compensation

Long term incentive equity and performance cash awards are used by the Compensation Committee to focus management attention on Company performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in our business. The awards are designed to motivate management to assist the Company in achieving a high level of long-term performance while discouraging excessive short-term risk taking and serve to link this portion of executive compensation to long-term stockholder value. They are also designed to assist in executive retention through extended vesting periods. Aggregate stock or option holdings of the executive have no bearing on the size of a long-term incentive award.

The long term incentive compensation for each of our Named Executive Officer consists of three components as summarized in the following table:

Long Term Award Type	Weight	Key Characteristics
Stock Options	One-third

•    Exercise price is equal to the closing stock price on the grant date.

•    Vest one-third per year and expire 10 years after the grant date.

•    Value, if any, realized by executive depends on time of exercise and stock price at that time compared to exercise price.

Performance-based incentive that holds executives accountable for driving growth in stock price from date of grant and 10 year term supports a long-term view that extends well beyond the vesting period

Restricted Stock Units	One-third

•    Cliff vest three years from date of grant.

•    Value of award is directly aligned with stock price.

Provides a powerful retention incentive which also facilitates development of a meaningful long-term ownership stake

Performance Cash	One-third

•    Payout can vary from 0% to 200% of the target cash amount, depending on Bristow’s total stockholder return compared to companies in the Simmons Group over three years beginning on the close of trading on March 31 immediately prior to the first fiscal year and ending on the close of trading on March 31 at the end of the third fiscal year.

•    200% payout is earned only if Bristow stockholder return is in the top quartile of companies within the Simmons Group.

•    Value of award is directly aligned with relative stockholder return.

Performance-based incentive that holds executives accountable for driving total stockholder return performance in excess of that produced by our offshore transportation peers

The value of each of these awards is linked directly to the value of our shares: stock options only have value if the share price increases above the exercise price, restricted stock units provide a direct connection to current stock price and performance cash requires Bristow to provide greater stockholder returns than other companies in our industry. As a result of grants being made each year based on the stock price at that time, executives continue to realize value from these awards only if stockholder returns are sustained over a long period of time. The Compensation Committee chooses to issue long-term performance cash awards which vest simultaneously with the restricted stock awards in order to encourage executives to retain stock received rather than needing to sell or have shares withheld to pay taxes.

Depending on Bristow’s total stockholder return compared with the companies within the Simmons Group, the performance cash payment at the end of the three-year performance period is calculated as follows (the payout is interpolated for rankings between the 25th and 75th percentile).

TSR Percentile Rank	LTIP Cash Payout as a Percent of Target Performance Cash
75th or higher	200%
50th	100%
25th	50%
Below 25th	0%

Fiscal Year 2014 LTIP Awards

In June 2013, the Compensation Committee authorized the annual grant of stock options, restricted stock units and long-term performance cash awards to participating employees, including the following grants to the Named Executive Officers:

Named Executive Officer	Performance Cash Target	Stock Options	Restricted Stock Units
William E. Chiles	$1,575,000	67,581	25,681
Jonathan E. Baliff	$508,032	21,799	8,284
K. Jeremy Akel	$390,390	16,751	6,365
Hilary S. Ware	$388,960	16,690	6,342
E. Chipman Earle	$333,960	14,330	5,445
Mark B. Duncan (1)	$474,881	20,376	7,743

(1)

Mr. Duncan’s unvested performance cash awards, stock options and restricted stock unit grants awarded in June 2013 fully vested effective March 8, 2014, which was the effective date of his resignation from the Company. His outstanding performance cash awards will be based on actual results and paid at the same time the other Named Executive Officers receive their performance cash payments.

February 2014 Special Executive Equity Awards

In connection with our CEO transition and in support of our ongoing succession planning efforts, in February 2014, the Compensation Committee authorized the grant of restricted stock units to each of Messrs. Akel, Duncan and Earle and Ms. Ware in the amount of 12,784 shares, 14,330 shares, 12,223 shares and 13,206 shares, respectively. These special awards will vest in February 2017, subject to continued service through February 2017 by the applicable executive or if earlier upon the executive’s death or disability or a change in control of the Company. The Compensation Committee intended such awards to help ensure retention and focus of our top management team in the context of the CEO transition taking place this year. Upon resigning from the Company in March 2014, Mr. Duncan forfeited in full his outstanding special award.

Fiscal Year 2015 LTIP Awards

In June 2014, the Compensation Committee authorized the annual grant of stock options, time vested restricted stock units and long-term performance cash awards to participating employees, including the following grants to the Named Executive Officers (other than Mr. Duncan):

Named Executive Officer	Performance Cash Target	Stock Options	Restricted Stock Units
William E. Chiles	$1,583,333	88,293	21,279
Jonathan E. Baliff	$1,082,667	60,374	14,550
K. Jeremy Akel	$439,189	24,491	5,902
Hilary S. Ware	$346,330	19,313	4,654
E. Chipman Earle	$319,251	17,803	4,290

The Compensation Committee established a minimum performance objective applicable to restricted stock units and long-term performance cash awards for fiscal year 2015. The minimum performance objective is positive earnings before interest, taxes, depreciation and amortization during any fiscal quarter beginning with the fiscal quarter commencing July 1, 2014 and ending prior to the vesting of the restricted stock units and prior to the end of the performance cycle applicable to long-term performance cash awards. If the minimum performance objective is not satisfied, Named Executive Officers will forfeit the fiscal year 2015 grants of restricted stock units and long-term performance cash awards. If the minimum performance objective is satisfied, the Named Executive Officer will be eligible to earn the full restricted stock unit award subject to time-based vesting and will be eligible for the maximum award under the long-term performance cash awards subject to reduction based on total stockholder return, individual performance and the discretion of the Compensation Committee. The overall design of the long-term incentives awarded in fiscal year 2015 is the same design used in fiscal year 2014 with the final performance cash payout amount dependent on (i) satisfaction of the minimum performance objective and (ii) the total stockholder return of the Company over a three-year period relative to the total stockholder return of each of the companies within the Simmons Group over the same period. Mr. Chiles is included in the fiscal year 2015 LTIP awards in recognition of his contributions to the Company’s performance during 2014 as CEO and his ongoing contributions to the Company’s performance as a consultant to the Company. Following his resignation as CEO of the Company upon conclusion of the Annual Meeting, Mr. Chiles will not be included in future LTIP awards.

Other Compensation Components

Deferred Compensation

Under the terms of the Company’s non-qualified deferred compensation plan for senior executives (the “Deferred Compensation Plan”) participants including our Named Executive Officers can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes to the Deferred Compensation Plan an amount equal to the difference between the percentage matching contribution made by the Company to the applicable employee’s 401(k) Plan Account and, in the case of the Chief Executive Officer, up to 20% of salary and bonus, and in the case of each of our other Named Executive Officers, up to 15% of salary and bonus.

Perquisites

Certain employees, including executive officers, are provided with certain perquisites as part of their compensation. These may include Company-paid life or private health insurance policies. Perquisites such as these are a relatively low cost part of compensation to be used in attracting and retaining qualified employees and executives. Other perquisites, such as car allowances and club dues reimbursements, were eliminated in previous years.

For additional information regarding perquisites, see “Director and Executive Officer Compensation – Summary Compensation Table.”

Employment and Severance Benefits Agreements

We have entered into employment or severance benefits agreements with certain of our Named Executive Officers. Pursuant to these agreements, the applicable Named Executive Officers is entitled to severance and/or retirement payments and other benefits in certain situations. See “Potential Payments upon Termination or Change-in-Control” under “Director and Executive Officer Compensation” below for a detailed description of the amounts payable and method of calculation, including details regarding the severance that was paid to Mr. Duncan in connection with his leaving the employ of the Company effective March 8, 2014.

The Compensation Committee believes that the severance benefits offered to the executive officers are reasonable given their positions and the services they render for the Company. The Compensation Committee selected higher multiples for terminations associated with a change-in-control to provide additional reasonable protections and benefits to the executive officers to align their interests with those of stockholders in transactions where their future employment may be at risk. These change-in-control termination payments are based on a “double trigger” requiring both the completion of a change-in-control transaction as well as termination for “Good Reason” as defined in the applicable severance agreement or the officer being terminated without cause to ensure such amounts will not be paid when employment continues or the individual elects to resign without good reason. The Compensation Committee believes that providing these multiples for change-in-control terminations for up to a two-year period after a change in control (as defined below) occurs will provide for the executive officers’ commitment to the Company or its potential acquirer through a change-in-control event, resulting in a continuity of leadership and preserving the stockholders’ interests before and after a transaction.

The employment agreement for Mr. Chiles that was originally executed in 2004 when he joined the Company provided for a gross-up payment to the extent Section 280G of the Internal Revenue Code would apply to such payments as excess “parachute” payments. However, his Retirement and Consulting Agreement executed in February 2014 supersedes his original employment agreement, so under no circumstances will he have any right to receive any tax gross-up payment for golden parachute excise tax liability. Similarly, no officer of the Company, including Mr. Baliff, has any right to receive any tax gross-up payment for golden parachute excise tax liability.

Any management incentive eligible employee whose employment is terminated without cause may be eligible to receive certain severance payments and benefits pursuant to the terms of the Company’s Management Severance Benefits Plan for U.S. Employees, effective as of June 4, 2014, or the Company’s Management Severance Benefits Plan for Non-U.S. Employees, effective as of June 4, 2014, as applicable (collectively, the “Severance Policy”). The Severance Policy divides employees of the Company into five tiers with varying terms and benefits, including severance payments, bonus payments, vesting of awards under the Plan (as defined below), payments following a change in control of our Company, provision of COBRA insurance coverage and payments for outplacement services, subject to a release of any claims against the Company and its affiliates by the employee. Upon a termination without cause that is not in connection with a change in control of our Company, the Severance Policy provides our Named Executive Officers with a prorated target annual bonus, cash severance equal to one times or two times the sum of the Named Executive Officer’s base salary and target annual bonus, accelerated vesting and payment of equity and cash incentive awards under the Plan, a cash amount equal to COBRA premiums for 18 months and outplacement services for 12 months. If a Named Executive Officer is terminated in connection with a change in control of our Company or within two years after such a change in control, the Severance Policy provides for the same payments and benefits described in the foregoing sentence except that the cash severance is equal to three times the sum of such Named Executive Officer’s base salary and the highest annual bonus paid to such Named Executive Officer during the past three years. The Severance Policy is intended to harmonize bonus and equity for all employees of the Company and to improve clarity for such employees with respect to their severance benefits. For more detail with respect to the Severance Policy, refer to “Employment and Separation Agreements” below.

Other Benefits

Executive officers are eligible to participate, with other employees, in various employee benefit plans, including paid time off, medical, dental and disability insurance plans and a 401(k) plan. The Compensation Committee exercises no discretion over this participation.

Executive Compensation Program Governance

Participants in the Compensation-Setting Process

Compensation Committee

Our executive compensation program is overseen by the Compensation Committee. The Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. Annual base salaries are typically reviewed and adjusted, if necessary, in June of each year. The annual incentive plan performance goals are approved in May or June of each year. Determination of achievement of these goals, approval of bonuses under the annual incentive compensation plan for the prior year and granting of long-term incentive awards normally takes place in June after the Company files its fiscal year-end financial statements. Occasionally, long-term incentive awards are granted at other times of the year when appropriate for new employees or as special recognition of performance or as retention awards.

Executive Management

Each of Messrs. Chiles, Baliff and Earle, and Ms. Ware, supports the Compensation Committee in performing its role with respect to administering our compensation program. The Compensation Committee conducts performance evaluations of the Chief Executive Officer, and the Chief Executive Officer conducts performance evaluations of our other executive officers and makes recommendations to the Compensation Committee regarding all aspects of their compensation. The Chief Executive Officer, with input from the entire senior management team and the Compensation Committee’s compensation consultants, makes recommendations to the Compensation Committee as to performance measures and levels to be used for annual incentive compensation. Messrs. Baliff and Earle and Ms. Ware act pursuant to delegated authority to fulfill various administrative functions of the Compensation Committee, such as coordinating the hiring process with respect to executives, providing legal and market updates to the Compensation Committee, and overseeing the documentation of equity plans and awards as approved by the Compensation Committee. No executive officer has the authority to establish or modify executive officer compensation.

Compensation Consultant

Compensation consultants are engaged from time to time to provide recommendations on all aspects of executive compensation as directed by the Compensation Committee. The Compensation Committee may or may not adopt any of the recommendations of compensation consultants, but utilizes their work as a check in arriving at its own judgment with respect to what it deems to be appropriate. Compensation consultants have direct access to Compensation Committee members and participate in Compensation Committee meetings, as requested by the Compensation Committee Chairman. They may also provide compensation data and advice to management with the knowledge and consent of the Compensation Committee.

Towers Watson served as the compensation consultant for the Compensation Committee from November 2007 until July 31, 2013. In fiscal year 2014, the Company incurred approximately $125,254 in fees payable to Towers Watson for services provided to the Compensation Committee. In order not to impair Towers Watson’s independence or to create the appearance of a conflict of interest, Towers Watson was required by the Compensation Committee to seek and receive its prior approval for any project requested by the Company that was anticipated to result in $20,000 or more in cost to the Company. In fiscal year 2014, Towers Watson received approximately $161,682 directly from the Company for fees associated with consulting services provided to the Company related to general compensation, employee benefits and other human resources related matters as well as $142,944 indirectly from the Company for commissions from providers for health and welfare benefit program advisory services which include the following activities: financial management services including analysis and reporting of health and welfare program expenses and trends; strategy and plan design assistance to meet benefit program objectives and remain compliant; and management of vendors that provide administrative and insurance services to ensure appropriate service levels and competitive terms/conditions.

In September 2013, the Compensation Committee approved the engagement of Pearl Meyer for work to be performed for the period from September 30, 2013 to August 1, 2014, and the chairperson of the Compensation Committee was authorized to assess whether the work of Pearl Meyer for the Compensation Committee raised any conflict of interest, including a review of a number of independence factors, which included the factors set forth under Rule 10C-1 of the Securities Exchange Act of 1934. In order not to impair Pearl Meyer’s independence or to create the appearance of a conflict of interest, Pearl Meyer was required by the Compensation Committee to seek and receive its prior approval for any project requested by the Company that is anticipated to result in $20,000 or more in cost to the Company. In fiscal year 2014, the Company incurred approximately $146,840 in fees payable to Pearl Meyer for services provided to the Compensation Committee or with the Compensation Committee’s approval. The chairperson of the Compensation Committee determined that the work of Pearl Meyer for the Compensation Committee did not raise any conflicts of interest. Specifically, the Committee determined that Pearl Meyer was an independent advisor based upon the following considerations:

•

Pearl Meyer did not provide any services to the Company or management other than services requested by or with the approval of the Committee, and its services were limited to executive and non-executive director compensation consulting. Pearl Meyer does not provide, directly or indirectly through affiliates, the Company with any non-executive compensation services, including pension consulting or human resource outsourcing;

•	The Committee meets regularly in executive session with Pearl Meyer outside the presence of management;

•	Pearl Meyer maintains a conflicts policy, which was provided to the Committee with specific policies and procedures designed to ensure independence;

•	Fees paid to Pearl Meyer by Bristow during 2013 were less than 1% of Pearl Meyer’s total revenue;

•	None of the Pearl Meyer consultants working on Company matters had any business or personal relationship with Committee members;

•	None of the Pearl Meyer consultants working on Company matters (or any consultants at Pearl Meyer) had any business or personal relationship with any executive officer of the Company; and

•	None of the Pearl Meyer consultants working on Company matters own Company stock.

The Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Risk Management

The Compensation Committee carefully considers the relationship between our overall compensation policies, programs and practices for executive officers and other employees and risk. The Compensation Committee continually monitors the Company’s general compensation practices, specifically the design, administration and assessment of our incentive plans, to identify any components, measurement factors or potential outcomes that might create an incentive for excessive risk-taking detrimental to the Company. One way in which the Compensation Committee discourages the Company’s executive officers and other employees from excessive risk-taking to achieve financial goals is by requiring that participants uphold and certify their compliance with the Company’s legal and ethical standards as described in the Company’s Code of Business Integrity and the policies that support the Code. Additionally, in the event of an accident that results in a fatality, all executive officers and certain other plan members will not receive any compensation for the safety portion of their respective annual incentive awards. Finally, in the event of a Class “A” accident, all executive officers and certain other plan members will not receive the air safety portion of their respective annual incentive awards. The Committee has determined that the Company’s compensation plans and policies do not encourage excessive risk taking.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for directors and executive officers that are included in our Corporate Governance Guidelines, which are posted on our website, www.bristowgroup.com, under the “Governance” caption. No later than August 3, 2013 or five years after becoming a director on our Board, outside directors are expected to hold Company stock with a value equal to at least four times the annual cash retainer paid to outside directors at the time that the applicable director joined the Board. In the event the annual cash retainer is increased during a director’s tenure on the Board, such director has five years from the effective date of such increase to hold additional Company stock equal to at least four times the amount of the increase to the annual cash retainer paid to outside directors. Compliance with the stock ownership guidelines by the outside directors is reviewed each year by the Corporate Governance and Nominating Committee of the Board as part of the director nomination and selection process.

Officers are expected to hold Company stock, including unvested restricted stock and unvested restricted stock units, with a value equal to a multiple of their base salary as follows:

Officer Share Ownership Guidelines
Officer Level	Ownership Requirement as a Multiple of Salary
CEO	5.00 x
Senior Vice President	2.00 x
Vice President	1.25 x

Officers are expected to reach this level of holdings by the later of June 2016 and the five year anniversary of the date they first became an officer. On February 4, 2014, the Board modified the Corporate Governance Guidelines to provide that in the event an officer is promoted to a position with a higher stock holding requirement (including from Vice President to Senior Vice President or from Senior Vice President to CEO), such officer must comply with the increased stock ownership requirements for such new position within five years from the effective date of such promotion. Compliance with the stock ownership guidelines by the officers is reviewed each year by the Compensation Committee of the Board as they consider each officer’s compensation for the following year. The Company does not have specific equity or other security ownership requirements or guidelines for employees other than officers. However, management level employees are encouraged to take an ownership stake in the Company and are specifically compensated with equity compensation. Further, the current compensation design for officers and senior managers contains a cash portion that vests concurrently with time vested restricted stock to encourage officers and senior managers to retain stock received rather than selling or having shares withheld to pay taxes.

Clawback Policy

If an individual is determined by the Compensation Committee to have violated the Company’s Code of Business Integrity, that individual may lose a portion or all of their annual incentive compensation as determined by the Compensation Committee on a case by case basis. The Company’s 2007 Long Term Incentive Plan (as amended and restated in 2013, the “Plan”) is administered by the Compensation Committee. The Compensation Committee directly oversees the Plan as it relates to officers of the Company and oversees the Plan in general, its funding and award components, the type and terms of the awards to be granted and interprets and administers the Plan for all participants. The Compensation Committee has not established provisions in our annual incentive plan or the Plan for retroactively adjusting past performance compensation in the event of a restatement of these results leads to a different outcome. Implementation of such provisions has been postponed pending the release of guidelines from the SEC.

Stock Vesting and Holding Periods

In order to provide flexibility for the Compensation Committee to determine how most appropriately to compensate management under different circumstances, the Plan does not include minimum vesting periods for awards. However, historically, restricted stock units granted under the Plan have cliff vested three years from the date of grant and stock options granted under the Plan have vested ratably in equal portions on the first, second and third anniversaries of the date of grant.

In an effort to provide our officers and directors with flexibility in how they manage their personal finances, the Company’s Corporate Governance Guidelines do not include holding periods for Company stock and options, but instead focus on minimum stock ownership values based on relative levels of seniority. The Company’s stock ownership guidelines described above effectively require that our executive officers and directors together in the coming years hold as a group approximately $14.5 million of Company stock, including unvested restricted stock and unvested restricted stock units. As of the Record Date, our executive officers and directors together actually held $34.4 million of Company stock, including unvested restricted stock and unvested restricted stock units, which is $19.9 million in excess of the minimum amount set forth in the Company’s stock ownership guidelines.

Hedging and Pledging Policies

Pursuant to our Corporate Governance Guidelines, directors and executive officers are specifically prohibited from holding any Company stock in a margin account or engaging in any transaction that would have the effect of hedging the economic risk of ownership of their Company stock. Furthermore, directors and executive officers may not pledge Company stock as collateral for a loan or for any other purpose without the prior express written consent of the General Counsel of the Company. Finally, any pledging of or trading in Company stock by directors and executive officers is subject to the additional restrictions set forth in our Insider Trading and Confidential Information Policy.

Accounting and Tax Issues

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and certain other senior executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the corporation and that meets certain technical requirements. The Compensation Committee reserves the right to exercise subjective discretionary compensation decisions where appropriate and therefore has and may in the future authorize awards or payments to executives which may not meet the requirements of Section 162(m).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Bruce H. Stover, Chairman

Thomas N. Amonett

Lori A. Gobillot

Mathew Masters

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table provides information about the compensation of each of our Named Executive Officers:

Summary Compensation Table

Name & Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation ($)(5)	Total($)
William E. Chiles,	2014	$886,438	$-	$3,546,165	$1,605,968	$1,525,344	$ -	$451,891	$8,015,806
CEO	2013	$814,521	$-	$2,508,328	$1,223,459	$1,295,087	$ -	$405,497	$6,246,892
	2012	$750,000	$-	$2,343,502	$1,071,450	$1,125,000	$ -	$281,443	$5,571,395

Jonathan E. Baliff,	2014	$448,997	$-	$1,143,872	$518,023	$432,553	$ -	$128,900	$2,672,345
President	2013	$417,205	$-	$796,137	$388,328	$364,846	$ -	$120,483	$2,086,999
	2012	$400,000	$-	$680,276	$311,033	$308,000	$ -	$103,764	$1,803,073

K. Jeremy Akel,	2014	$370,700	$-	$1,788,912	$398,064	$357,123	$ -	$104,634	$3,019,433
Sr. VP and COO (6)	2013	$338,979	$-	$513,600	$250,499	$273,133	$ -	$86,832	$1,463,043

Hilary S. Ware,	2014	$384,116	$-	$1,815,750	$396,614	$375,378	$ -	$108,615	$3,080,473
Sr. VP and Chief	2013	$351,700	$-	$585,366	$285,531	$288,218	$ -	$97,149	$1,607,964
Administrative Officer	2012	$340,000	$-	$451,881	$206,593	$240,763	$ -	$79,143	$1,318,380

E. Chipman Earle, Sr. VP, Chief Legal Officer and Corporate Secretary (7)	2014	$358,479	$-	$1,621,933	$340,532	$345,350	$ -	$103,999	$2,770,293

Mark B. Duncan,	2014	$418,721	$-	$2,089,212	$484,207	$344,188	$ -	$1,164,324	$4,500,652
Former Sr. VP,	2013	$382,890	$-	$609,121	$297,103	$334,838	$ -	$100,162	$1,724,114
Commercial (8)	2012	$367,100	$-	$506,113	$231,395	$244,810	$ -	$91,896	$1,441,314

(1)

Under the terms of their respective employment or severance agreements, as applicable, each of Messrs. Chiles, Baliff, Akel and Earle, and Ms. Ware is entitled to the compensation described under “Employment Agreements” below.

(2)

For awards of stock and performance cash awards, the amount shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Grants of performance cash awards received in fiscal years 2012, 2013 and 2014 cliff vest at the end of three years if certain performance goals are met. We have included the grant date fair value of these performance cash awards in the Stock Awards column since these awards are within scope of FASB ASC 718. For awards of options (including awards that subsequently have been transferred), the amount shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information, see Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014. These amounts may not correspond to the actual value that will be recognized by the executive. In the case of Mr. Duncan, his unvested stock options, performance cash awards and restricted stock unit grants awarded in May 2012 and June 2013 fully vested on March 8, 2014, but his unvested restricted stock unit grant awarded in February 2014 was forfeited in full per its terms and the Separation Agreement. His outstanding performance cash awards will be based on actual results and paid at the same time the other Named Executive Officers receive their performance cash payments.

(3)

Annual cash performance awards approved by the Compensation Committee at its June meeting each year for fiscal years 2012, 2013 and 2014 under the annual incentive compensation plan for such years. For fiscal year 2014, Mr. Duncan received an annual cash performance award for the fiscal year ended March 31, 2014, not prorated, as if he had remained employed through March 31, 2014.

(4)

Our Named Executive Officers do not participate in any defined benefit or pension plan through the Company and did not receive any above-market or preferential earnings on nonqualified deferred compensation during fiscal years 2012, 2013 and 2014.

(5)	Includes for fiscal year 2014:

	Mr. Chiles	Mr. Baliff	Mr. Akel	Ms. Ware	Mr. Earle	Mr. Duncan
401(k) contribution	$16,004	$15,009	$14,892	$13,861	$15,110	$16,146
Life and Disability Insurance	21,248	8,405	9,176	9,336	8,786	7,816
Deferred Compensation Plan Contribution	414,639	105,486	80,566	85,418	80,103	96,231
Reimbursement for spousal travel	-	-	-	-	-	7,229
Severance	-	-	-	-	-	1,036,902
TOTAL	$451,891	$128,900	$104,634	$108,615	$103,999	$1,164,324

(6)	Mr. Akel was not a Named Executive Officer in fiscal year 2012 and, therefore, his compensation is not disclosed for that fiscal year.

(7)	Mr. Earle was not employed by the Company in fiscal year 2012 and he was not a Named Executive Officer in fiscal year 2013 and, therefore, his compensation is not disclosed for those fiscal years.

(8)	Mr. Duncan left the employ of the Company effective March 8, 2014.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards to each of our Named Executive Officers under the Plan during fiscal year 2014:

Grants of Plan-Based Awards for Fiscal Year 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($/Sh)	Awards ($) (1)
Mr. Chiles	June 6, 2013 (2)	-	-	-	787,500	1,575,000	3,150,000	-	1,937,250
	June 6, 2013 (3)	-	-	-	-	25,681	25,681	-	1,608,915
	June 6, 2013 (4)	-	-	-	-	67,581	67,581	62.65	1,605,968
	June 6, 2013 (5)	380,000	950,000	2,375,000	-	-	-	-	-

Mr. Baliff	June 6, 2013 (2)	-	-	-	254,016	508,032	1,016,064	-	624,879
	June 6, 2013 (3)	-	-	-	-	8,284	8,284	-	518,993
	June 6, 2013 (4)	-	-	-	-	21,799	21,799	62.65	518,023
	June 6, 2013 (5)	108,864	272,160	680,400	-	-	-	-	-

Mr. Akel	June 6, 2013 (2)	-	-	-	195,195	390,390	780,780	-	480,180
	June 6, 2013 (3)	-	-	-	-	6,365	6,365	-	398,767
	June 6, 2013 (4)	-	-	-	-	16,751	16,751	62.65	398,064
	June 6, 2013 (5)	90,090	225,225	563,063	-	-	-	-	-
	February 3, 2014 (7)	-	-	-	-	12,784	12,784	71.18	909,965

Ms. Ware	June 6, 2013 (2)	-	-	-	194,480	388,960	777,920	-	478,421
	June 6, 2013 (3)	-	-	-	-	6,342	6,342	-	397,326
	June 6, 2013 (4)	-	-	-	-	16,690	16,690	62.65	396,614
	June 6, 2013 (5)	81,350	203,376	508,440	-	-	-	-	-
	February 3, 2014 (7)	-	-	-	-	13,206	13,206	71.18	940,003

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($/Sh)	Awards ($) (1)
Mr. Earle	June 6, 2013 (2)	-	-	-	166,980	333,960	667,920	-	410,771
	June 6, 2013 (3)	-	-	-	-	5,445	5,445	-	341,129
	June 6, 2013 (4)	-	-	-	-	14,330	14,330	62.65	340,532
	June 6, 2013 (5)	87,120	217,800	544,500	-	-	-	-	-
	February 3, 2014 (7)	-	-	-	-	12,223	12,223	71.18	870,033

Mr. Duncan	June 6, 2013 (2)	-	-	-	237,441	474,881	949,762	-	584,104
	June 6, 2013 (3)	-	-	-	-	7,743	7,743	-	485,099
	June 6, 2013 (4)	-	-	-	-	20,376	20,376	62.65	484,207
	June 6, 2013 (5)	101,760	254,401	636,002	-	-	-	-	-
	February 3, 2014 (7)	-	-	-	-	14,330	14,330	71.18	1,020,009

(1)

These amounts represent the grant date fair value of stock options and restricted stock units granted to each Named Executive Officer during fiscal year 2014 as computed in accordance with FASB ASC Topic 718. For the relevant assumptions used to determine the valuation of our awards, see Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

(2)	Performance cash awards that vest at the end of three years depending on the Company’s performance as measured by Total Stockholder Return compared to the companies within the Simmons Group.

(3)	Restricted stock units that cliff vest on June 6, 2016.

(4)	Options that vest ratably in equal increments on June 6, 2014, 2015 and 2016.

(5)	Annual Incentive Compensation awards that were paid in cash in June 2014 based on key performance indicators for the fiscal year 2014. See “Annual Incentive Compensation” above.

(6)

Mr. Duncan’s unvested stock options, performance cash awards and restricted stock unit grants awarded in June 2013 fully vested on March 8, 2014, but his unvested restricted stock unit grant awarded in February 2014 was forfeited in full per its terms and the Separation Agreement. His outstanding performance cash awards will be based on actual results and paid at the same time the other Named Executive Officers receive their performance cash payments.

(7)

Retention awards of restricted stock units were granted on February 3, 2014 to Messrs. Akel, Earle and Duncan and Ms. Ware in the amount of 12,784 shares, 12,223 shares, 14,330 shares and 13,206 shares, respectively. These retention awards will vest on February 3, 2017, subject to continued service through that date by the applicable officer, or if earlier upon the officer’s death or disability or a change in control of the Company. As noted above, Mr. Duncan’s unvested restricted stock unit grant awarded on February 3, 2014 was forfeited in full per its terms and the Separation Agreement.

Employment and Separation Agreements

Mr. Chiles and the Company entered into a Retirement and Consulting Agreement, dated January 30, 2014, to specify the terms of his continued employment with the Company. Prior to his resignation as an officer, Mr. Chiles will continue to serve as the Company’s President and Chief Executive Officer and will (1) receive a salary of $950,000 per year commencing January 1, 2014, (2) remain eligible for annual bonuses, with the fiscal year 2014 annual bonus based on an annual salary of $950,000 for the entire period and the fiscal year 2015 annual bonus prorated for his time of service as an officer of the Company and paid at the greater of target level of 100% of salary for that period or the level of actual achievement of relevant performance goals, (3) remain eligible for a grant of long-term incentive awards, which may include equity awards and performance cash awards, in the sole discretion of the Compensation Committee of the Board of Directors of the Company, and (4) remain eligible for participation in the Company’s 401(k), welfare, deferred compensation and other plans pursuant to the terms of such plans.

Upon his resignation as an officer, Mr. Chiles will be entitled to a lump sum cash payment of $3.8 million, which is equivalent to the amount that would be payable as severance under the employment agreement that was in effect prior to the execution of the Retirement and Consulting Agreement. In addition, all outstanding long-term incentive awards other than awards granted in 2014 will fully vest. Under the terms of the Retirement and Consulting Agreement, following his resignation as an officer and ending July 31, 2016, Mr. Chiles will provide consulting services to the Company relating to the achievement of certain business objectives and matters of strategy. During the period that he provides consulting services to the Company, Mr. Chiles will receive a salary at the rate of $950,000 per year, be eligible for a discretionary cash bonus with respect to the first year of his provision of consulting services and be entitled to other specified benefits. At the end of the consulting period, all long-term incentive awards granted in 2014 will fully vest.

The Retirement and Consulting Agreement contains certain restrictive covenants and confidentiality provisions, including non-noncompete and non-solicitation obligations continuing for 18 months after Mr. Chiles terminates all employment and consulting services with the Company, and a mutual non-disparagement provision. We recorded compensation expense of $1.9 million during fiscal year 2014 related to the Retirement and Consulting Agreement.

As part of its determination of the terms and conditions of the Retirement and Consulting Agreement, the Compensation Committee considered, among other factors, the following: (i) the then-existing employment agreement of Mr. Chiles, (ii) existing employment policies of the Company, (iii) competitive market data provided by Pearl Meyer in respect of recent oil and gas industry CEO succession arrangements, and (iv) expectations for Mr. Chiles to assist with a successful, measured CEO transition process and to continue assisting with the implementation and realization of various strategic initiatives which he had an integral role in formulating.

Mr. Baliff and the Company entered into an employment agreement, effective as of October 11, 2010. The agreement had an initial term of one year which is automatically extended by successive one-year periods unless either party gives appropriate notice of nonrenewal. Under the agreement, the Company will credit an annual amount equal to the difference between the percentage matching contribution made by the Company to Mr. Baliff’s 401(k) Plan Account and up to 15% of Mr. Baliff’s annual salary and bonus to Mr. Baliff’s Deferred Compensation Plan Account. The Company provides Mr. Baliff with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. If Mr. Baliff’s employment is terminated by the Company or by him for Good Reason (as those terms are defined in Mr. Baliff’s employment agreement) or under certain other circumstances specified in Mr. Baliff’s employment agreement within two years of a Change of Control, as defined, he will be entitled to a lump sum cash payment equal to three times the sum of Mr. Baliff’s annual base salary and highest annual incentive bonus received by him for any of the last three fiscal years, along with other benefits including vesting of outstanding long-term incentive awards. The agreement also contains confidentiality, non-competition, employee non-solicitation and other provisions. Mr. Baliff is also eligible to participate in the Company’s Management Severance Benefits Plan for U.S. Employees, which provides that in the event of his involuntary termination without cause (other than during the two years following a change in control of the Company) he would be entitled to a severance payment equal to two times the sum of his base salary and target bonus, payment of a prorated target bonus for the year of termination subject to achievement of minimum performance objectives, vesting of outstanding equity and performance cash awards subject to achievement of minimum performance objectives, and certain continued welfare benefits and outplacement services. As described above, effective May 19, 2014, Mr. Baliff’s base salary is $700,000, and Mr. Baliff will be eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 250% of his base salary. The Compensation Committee determined such amount in connection with his anticipated promotion based on (i) Mr. Baliff’s experience, skills and prior compensation, (ii) competitive market data consisting of (a) peer group data and (b) compensation survey data and (iii) the compensation received by Mr. Chiles in his position as President and Chief Executive Officer. The Compensation Committee targeted the total value of Mr. Baliff’s compensation between the 25th and 50th percentile of the competitive market data that it reviewed.

Mr. Akel and the Company entered into an amended and restated severance benefits agreement, effective as of April 10, 2012. The agreement remains in effect for the term of Mr. Akel’s employment with the Company. Effective May 19, 2014, Mr. Akel’s base salary is $439,189 and he will be eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 187.5% of his base salary. If Mr. Akel’s employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in Mr. Akel’s severance benefits agreement) or under certain other circumstances specified in Mr. Akel’s severance benefits agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits including vesting of outstanding long-term incentive awards. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, three times the sum of Mr. Akel’s annual base salary and highest annual incentive bonus received by him for any of the last three fiscal years and (ii) if the termination occurs at any other time, the sum of Mr. Akel’s annual base salary and current annual incentive target bonus for the full year in which termination occurred. The Company will also credit an annual amount equal to the difference between the percentage matching contribution made by the Company to Mr. Akel’s 401(k) Plan Account and up to 15% of Mr. Akel’s annual salary and bonus to Mr. Akel’s Deferred Compensation Plan Account. The Company provides Mr. Akel with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. The agreement also contains confidentiality, non-competition, employee non-solicitation and other provisions. Mr. Akel is also eligible to participate in the Company’s Management Severance Benefits Plan for U.S. Employees, which provides that in the event of his involuntary termination without cause (other than during the two years following a change in control of the Company) he would be entitled to a severance payment equal to one times the sum of his base salary and target bonus, to payment of a prorated target bonus for the year of termination subject to achievement of minimum performance objectives, to vesting of outstanding equity and performance cash awards subject to achievement of minimum performance objectives, and to certain continued welfare benefits and outplacement services.

Ms. Ware and the Company entered into an amended and restated severance benefits agreement, effective as of November 4, 2010. The agreement remains in effect for the term of Ms. Ware’s employment with the Company. Effective May 19, 2014, Ms. Ware’s annual base salary is $412,298 and she will be eligible for an annual cash bonus, if she and the Company meet certain performance targets, of up to 162.5% of her base salary. The Company will also credit an annual amount equal to the difference between the percentage matching contribution made by the Company to Ms. Ware’s 401(k) Plan Account and up to 15% of Ms. Ware’s annual salary and bonus to Ms. Ware’s Deferred Compensation Plan Account. The Company provides Ms. Ware with a term life insurance policy in the amount of $500,000 payable to her designated beneficiaries. If Ms. Ware’s employment is terminated by the Company without Cause or by her for Good Reason (as those terms are defined in Ms. Ware’s severance benefits agreement) or under certain other circumstances specified in Ms. Ware’s severance benefits agreement, she will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits including vesting of outstanding long-term incentive awards. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, three times the sum of Ms. Ware’s annual base salary and highest annual incentive bonus received by her for any of the last three fiscal years and (ii) if the termination occurs at any other time, the sum of Ms. Ware’s annual base salary and current annual incentive target bonus for the full year in which termination occurred. The agreement also contains confidentiality, non-competition, employee non-solicitation and other provisions. Ms. Ware is also eligible to participate in the Company’s Management Severance Benefits Plan for U.S. Employees, which provides that in the event of her involuntary termination without cause (other than during the two years following a change in control of the Company) she would be entitled to a severance payment equal to one times the sum of her base salary and target bonus, to payment of a prorated target bonus for the year of termination subject to achievement of minimum performance objectives, to vesting of outstanding equity and performance cash awards subject to achievement of minimum performance objectives, and to certain continued welfare benefits and outplacement services.

Beginning in 2012, the Compensation Committee determined to discontinue entering into employment agreements with executive officers. Accordingly, neither Mr. Earle nor Mr. Briscoe has an employment agreement.

As we previously announced on March 31, 2014, Mark B. Duncan resigned as Senior Vice President, Commercial of the Company effective March 8, 2014. Mr. Duncan and the Company entered into a Separation Agreement and Release, dated March 31, 2014, pursuant to which Mr. Duncan received benefits generally consistent with the termination without cause terms set forth in his Amended and Restated Employment Agreement dated June 6, 2006, as amended March 10, 2008, and under the Company’s Executive Severance Benefits Plan dated November 3, 2010 and Vesting of Awards Upon Involuntary Termination Without Cause Policy dated November 6, 2013. The Separation Agreement contains certain restrictive covenants and confidentiality provisions, including non-compete, non-solicitation and non-disparagement obligations continuing for 18 months after March 8, 2014. The Compensation Committee considered these covenants and provisions and the importance of a successful, mutually amicable transition of senior management roles when it approved the Separation Agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised stock options and unvested restricted stock of each of our Named Executive Officers:

Outstanding Equity Awards at Fiscal Year-End – March 31, 2014

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Mr. Chiles	-	-	-	$27.21	06/21/14	-	-	-	$ 2,741,667	(2)
	-	-	-	$29.17	12/29/15	-	-	-	-
	-	-	-	$35.06	06/14/16	-	-	-	-
	29,000	-	-	$46.45	05/24/17	-	-	-	-
	36,100	-	-	$50.25	06/05/18	-	-	-	-
	-	-	-	$32.90	06/04/19	-	-	-	-
	-	23,034	-	$30.16	06/09/20	-	-	-	-
	41,241	20,621	-	$43.79	06/08/21	-	-	-	-
	24,493	48,988	-	$43.38	05/25/23	-	-	-	-
	-	67,581	-	$62.65	06/06/23	-	-	78,557	$ 5,932,625
Mr. Baliff	-	5,986	-	$43.79	06/08/21	-	-	-	$ 878,332	(2)
	-	15,549	-	$43.38	05/25/22	-	-	-	-
	-	21,799	-	$62.65	06/06/23	-	-	24,362	$ 1,839,818
Mr. Akel	-	-	-	$28.25	07/01/14	-	-	-	$ 629,265	(2)
	-	-	-	$29.17	12/29/15	-	-	-	-
	-	-	-	$46.45	05/24/17	-	-	-	-
	-	-	-	$50.25	06/05/18	-	-	-	-
	-	-	-	$32.90	06/04/19	-	-	-	-
	-	-	-	$30.16	06/09/20	-	-	-	-
	-	1,236	-	$43.79	06/08/21	-	-	-	-
	5,015	10,030	-	$43.38	05/25/22	-	-	-	-
	-	16,751	-	$62.65	06/06/23	-	-	26,213	$1,979,606
Ms. Ware	-	-	-	$42.75	08/15/17	-	-	-	$ 661,232	(2)
	7,000	-	-	$50.25	06/05/18	-	-	-	-
	-	-	-	$32.90	06/04/19	-	-	-	-
	-	-	-	$30.16	06/09/20	-	-	-	-
	7,952	3,976	-	$43.79	06/08/21	-	-	-	-
	5,716	11,433	-	$43.38	05/25/22	-	-	-	-
	-	16,690	-	$62.65	06/06/23	-	-	30,834	$ 2,328,584
Mr. Earle	-	9,522	-	$47.35	07/30/22	-	-	-	$ 333,960	(2)
	-	14,330	-	$62.65	06/06/23	-	-	22,895	$ 1,729,030
Mr. Duncan (3)	-	-	-	$29.82	03/08/15	-	-	-	$ 758,190	(2)
	-	-	-	$29.17	03/08/15	-	-	-	-
	-	-	-	$35.06	03/08/15	-	-	-	-
	8,500	-	-	$46.45	03/08/15	-	-	-	-
	13,600	-	-	$50.25	03/08/15	-	-	-	-
	-	-	-	$32.90	03/08/15	-	-	-	-
	-	-	-	$30.16	03/08/15	-	-	-	-
	13,360	-	-	$43.79	03/08/15	-	-	-	-
	17,844	-	-	$43.38	03/08/15	-	-	-	-
	20,376	-	-	$62.65	03/08/15	-	-	-	-

(1)	Options vest and become exercisable in three equal annual installments after the date of grant.

(2)

Performance cash awards vest in full three years from the date of grant. This amount represents the total of all outstanding unvested performance cash awards from fiscal year 2013 and fiscal year 2014 assuming a payout at the “target” level. Following March 31, 2014, performance cash awards from fiscal year 2012 for all Named Executive Officers, except for Mr. Earle (who was not employed by the Company at the time that the award was granted), vested at 200% of the target level in the following amounts based on the Company’s Total Stockholder Return over the three year period ended March 31, 2014: Mr. Chiles - $2,275,000, Mr. Baliff - $660,400, Mr. Akel - $136,349, Ms. Ware - $438,667, and Mr. Duncan - $491,333 (see footnote 3 below).

(3)

Pursuant to the terms of Mr. Duncan’s Separation Agreement described above, Mr. Duncan’s performance cash awards are scheduled to be paid on the same date such awards are paid to the Company’s other active employees with such amounts based on actual performance of the performance criteria applicable to each outstanding performance award. Mr. Duncan’s unvested stock options, performance cash awards and restricted stock unit grants awarded in June 2011, May 2012 and June 2013 fully vested on March 8, 2014. Mr. Duncan’s vested stock options remain exercisable for 12 months following March 8, 2014. Mr. Duncan’s unvested restricted stock unit grant awarded February 2014 was forfeited in full per its terms and the Separation Agreement.

Option Exercises and Stock Vested

The following table sets forth information concerning exercises of stock options and vesting of restricted stock of each of our Named Executive Officers during fiscal year 2014:

Option Exercises and Stock Vested – Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Chiles	183,166	$6,834,895	28,300	$1,817,426
Mr. Baliff	19,746	$510,619	25,000	$1,814,500
Mr. Akel	6,734	$269,797	1,749	$112,321
Ms. Ware	34,219	$1,288,920	7,401	$475,292
Mr. Earle	4,760	$96,247	-	$-
Mr. Duncan (1)	35,714	$1,799,354	52,165	$3,630,017

(1)

Pursuant to his Separation Agreement, Mr. Duncan’s unvested stock options, performance cash awards and restricted stock unit grants awarded in June 2011, May 2012 and June 2013 fully vested on March 8, 2014.

Nonqualified Deferred Compensation Plans

The following table sets forth information concerning deferred compensation for each of our Named Executive Officers during fiscal year 2014:

Nonqualified Deferred Compensation – Fiscal Year 2014

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Chiles	-	$414,639	$470,641	-	$3,680,257
Mr. Baliff	-	$105,486	$35,354	-	$346,420
Mr. Akel	-	$80,566	$36,732	-	$326,367
Ms. Ware	-	$85,418	$30,025	-	$467,897
Mr. Earle	-	$80,103	$7,285	-	$104,237
Mr. Duncan (1)	-	$96,231	$132,711	-	$894,167

(1)	Registrant contributions in last fiscal year are included in all other compensation in the Summary Compensation Table.

Under the terms of the Company’s Deferred Compensation Plan for senior executives, participants can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes an amount to the Deferred Compensation Plan account of participants equal to the difference between the percentage matching contribution made by the Company to the applicable participant’s 401(k) Plan Account and in the case of the Chief Executive Officer, up to 20% of salary and bonus, and in the case of each of our other Named Executive Officers, up to 15% of annual base salary and bonus. Deferred Compensation Plan holdings are invested in the same general funds available under the Company’s 401(k) Plan in accordance with the elections of the plan participant. Distributions upon retirement or termination of employment are made pursuant to the participant’s election subject to any applicable limitations of the Internal Revenue Code. We have general contractual obligations to pay the deferred compensation upon the participant’s termination of employment for any reason, including but not limited to death, disability or retirement.

Potential Payments upon Termination or Change-in-Control

Each of our Named Executive Officers, with the exception of Mr. Duncan who left the employ of the Company effective March 8, 2014, is party to an employment or severance benefit agreement as described above or is otherwise covered by the Severance Policy. Pursuant to these agreements and the Severance Policy, Messrs. Baliff, Akel and Earle and Ms. Ware are entitled to certain severance benefits. If Messrs. Baliff, Akel or Earle’s or Ms. Ware’s employment is terminated by the Company without Cause or in some cases by the employee for Good Reason (as defined in the applicable agreement), he or she would be entitled to a lump sum severance payment equal to a multiple of the sum of his or her annual base salary plus his or her current annual incentive target bonus for the full year in which the termination of employment occurred. For Mr. Baliff, the multiple is two, and for Messrs. Akel and Earle and Ms. Ware, the multiple is one. The definition of “Cause” includes, among other things, conviction of the officer of a crime involving moral turpitude or a felony, commission by the officer of fraud upon, or misappropriation of funds of, the Company, knowing engagement by the officer in any activity in direct competition with the Company, and a material breach by the officer of covenants related to confidentiality, non-competition and non-solicitation. The definition of “Good Reason” includes, among other things, a reduction in the officer’s base salary or bonus opportunity, a relocation of more than fifty miles of the officer’s principal office, a material failure of the Company to comply with any material provision of such employment agreement. Prior to terminating his or her employment for Good Reason, the officer must comply with the notice provisions of his or her employment or severance benefits agreement.

Pursuant to the Retirement and Consulting Agreement described above, if his employment with the Company is involuntarily terminated without cause prior to his resignation as an officer, Mr. Chiles will receive (1) payment of his annual salary through the date of the Annual Meeting, (2) payment of annual bonuses to which he would have otherwise been entitled with respect to service through the date of the Annual Meeting, (3) full vesting of his long-term incentive awards other than the 2014 long-term incentive awards and (4) the lump sum cash payment of $3.8 million, which is equivalent to the amount that would be payable as severance under the employment agreement that was in effect prior to the execution of the Retirement and Consulting Agreement. In addition to the foregoing (to the extent not previously paid) and subject to timely execution of a release of claims against the Company and its affiliates, upon expiration of the consulting period on July 31, 2016, or upon any earlier involuntary termination of his employment with the Company without cause, Mr. Chiles will receive (A) payment of his annual salary through July 31, 2016, (B) full vesting of the 2014 long-term incentive awards, (C) a lump sum cash payment of $250,000 for health insurance coverage and (D) a payment of 20% of all salary and any cash bonus amount attributable to any period after he is no longer eligible to participate in the Company’s deferred compensation plan.

The following amounts would be payable if the listed officer’s employment is terminated by the Company without Cause or, in certain cases, by the employee for Good Reason. In the case of Mr. Duncan, the amounts set forth below are the actual amounts that were paid to Mr. Duncan in connection with his resignation from the Company effective March 8, 2014.

	Salary Multiple (1)	Target Bonus Multiple (2)	Vesting of Equity Awards (3)	Extended Health and other Benefits (4)	Total
Mr. Chiles	$3,800,000	$950,000	$12,910,338	$250,000	$17,910,338
Mr. Baliff	$453,600	$272,160	$4,018,584	$29,271	$4,773,615
Mr. Akel	$375,375	$225,225	$2,288,766	$36,640	$2,926,006
Ms. Ware	$388,960	$233,376	$2,920,247	$2,361	$3,544,944
Mr. Earle	$363,000	$217,800	$1,592,571	$36,640	$2,210,011
Mr. Duncan (5)	-	$344,188	$3,448,853	$75,029	$3,868,070

(1)

Except for Mr. Duncan, assumes the salary in effect on April 1, 2014. A lump sum cash payment of $1,036,902 was paid to Mr. Duncan as severance pay and payment for unused vacation and a total of $367,740 was paid to Mr. Duncan in equal installments over six months as salary continuation on the Company’s normal payroll schedule for compensation and benefits in lieu of the six-month notice period provided in his employment agreement.

(2)

Except for Mr. Duncan, assumes target bonus percentage in effect on April 1, 2014. For Mr. Duncan, the amount shown is equal to his annual bonus for the fiscal year ending March 31, 2014, which was payable to him per his Separation Agreement following the normal processing cycle as if he had remained employed through March 31, 2014.

(3)

Except for Mr. Duncan, assumes that the triggering event took place on March 31, 2014, the last business day of fiscal year 2014, and a price per share of $75.52, the closing market price of our common stock as of March 31, 2014, the final trading day of fiscal year 2014. For Mr. Duncan, the amount shown is based on the closing market price on his effective resignation date, March 8, 2014, of $78.30.

(4)

Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for. The amount for Mr. Duncan includes $36,000 for outplacement services and $39,504 as reimbursement to Mr. Duncan and his beneficiaries for COBRA insurance coverage for up to 24 months following his effective resignation, date, March 8, 2014. The amount for Mr. Chiles includes a $250,000 lump sum cash payment intended to compensate for the expense of COBRA continuation coverage and a market medical insurance policy for his spouse until his spouse attains the age of 65.

(5)	Mr. Duncan resigned from the Company effective March 8, 2014. He received the severance payments set forth in the table above in accordance with his Separation Agreement.

Additionally, if any Named Executive Officer’s employment is terminated by the Company without Cause or by the Named Executive Officer for Good Reason within the two years following a change in control of our Company, he or she would be entitled pursuant to our Severance Policy to a prorated target annual bonus, cash severance equal to three times the sum of the Named Executive Officer’s base salary and the highest annual bonus paid to such Named Executive Officer during the past three years, accelerated vesting and payment of equity and cash incentive awards under the Plan, a cash amount equal to COBRA premiums for 18 months and outplacement services for 12 months. The definition of “Change in Control” includes, subject to certain exceptions, (i) acquisition by any individual, entity or group of beneficial ownership of 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in at least a majority of the Company’s Board (iii) approval by the stockholders of the Company of a merger, unless immediately following such merger, substantially all of the holders of the Company’s securities immediately prior to merger beneficially own more than 50.1% of the common stock of the entity resulting from such merger, and (iv) the sale or other disposition of all or substantially all of the assets of the Company.

The following amounts would be payable if the listed officer’s employment is terminated pursuant to a change in control event.

	Salary Multiple	Highest Annual Bonus Multiple	Vesting of Equity Awards (1)	Extended Health Benefits (2)	Tax Gross Up	Total
Mr. Chiles	$3,800,000	$950,000	$12,910,338	$250,000	N/A	$17,910,338
Mr. Baliff	$1,360,800	$1,094,539	$4,018,584	$29,271	N/A	$6,503,194
Mr. Akel	$1,126,125	$819,398	$3,254,214	$36,640	N/A	$5,236,377
Ms. Ware	$1,166,880	$864,654	$3,917,564	$2,361	N/A	$5,951,459
Mr. Earle	$1,089,000	$784,080	$2,515,652	$36,640	N/A	$4,425,372

(1)

Assumes that the triggering event took place on March 31, 2014, the last business day of fiscal year 2014, and a price per share of $75.52, the closing market price of our common stock as of March 31, 2014, the final trading day of fiscal year 2014.

(2)	Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for.

Any benefits payable pursuant to the above triggering events are payable in a cash lump sum not later than six months following the termination date.

The employment and severance benefits agreements of the Named Executive Officers also contain certain non-competition and non-solicitation provisions. For additional information regarding these employment agreements, see “Director and Executive Officer Compensation – Employment Agreements.”

Director Compensation

The following table sets forth information concerning the compensation of each of our directors other than Mr. Chiles, who is a Named Executive Officer:

Director Compensation - Fiscal Year 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Thomas N. Amonett	$100,000	$125,000	-	$225,000
Stephen J. Cannon	$ 90,000	$125,000	-	$215,000
Michael A. Flick	$ 90,000	$125,000	-	$215,000
Lori A. Gobillot	$100,000	$125,000	-	$225,000
Ian A. Godden	$ 90,000	$125,000	-	$215,000
Stephen A. King (2)	$110,000	$125,000	-	$235,000
Thomas C. Knudson	$276,833	$125,000	-	$401,833
Mathew Masters (2)	$100,000	$125,000	-	$225,000
Bruce H. Stover	$130,000	$125,000	-	$255,000

(1)

The amounts in this column represent the fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. For additional information, see Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2014.

(2)

Pursuant to agreements with Caledonia Investments plc. as employer, Messrs. King and Masters assign any compensation received from the Company, including restricted shares awarded under the Company’s stock plans, to Caledonia. Messrs. King and Masters disclaim beneficial ownership of any such shares.

The Compensation Committee recommends for approval by our Board the annual retainer, stock awards and other benefits for members of our Board. The Compensation Committee’s objective with respect to director compensation is to provide compensation incentives that attract and retain individuals of outstanding ability. Directors who are Company employees do not receive a retainer or fees for service on our Board or any committees. The Company pays non-employee members of our Board for their service as directors. For fiscal year 2014, directors who were not employees received:

Forms of Director Compensation	Amount ($)
Annual Chairman of the Board Fee(1):	$250,000
Annual director fee:	$ 90,000
Committee Chairmen Annual Fees:
Audit Committee	$ 20,000
Compensation Committee	$ 20,000
Governance and Nominating Committee	$ 10,000
Equity-based compensation:	At each Annual Meeting of the Company, each non-employee director was granted a number of restricted stock units with a value of $125,000 based on the closing price on the date of the Annual Meeting. The restricted stock units vested six months after the date of grant.

(1)

The Chairman of our Board was only eligible to receive each year $125,000 in equity-based compensation together with the $250,000 payable in cash for the Annual Chairman of the Board Fee and foregoes any other annual director fee, committee chairman fee or meeting attendance fee that would otherwise have applied.

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board or committees and for other reasonable expenses related to the performance of their duties as directors.

On May 13, 2013, the Compensation Committee recommended and the Board approved changes in director compensation effective April 1, 2013 that removed meeting attendance fees and increased the annual chairman of the board fee from $168,000 to $250,000, the annual director fee from $40,000 to $90,000 and annual equity based compensation from $100,000 to $125,000. The Compensation Committee recommended and the Board approved these changes in an effort to attract and retain individuals of outstanding ability by providing compensation that is competitive in the marketplace and consistent with best practices. The Compensation Committee and the Board considered market data provided by Towers Watson in determining the overall amount of director and Chairman of the Board compensation as well as the relative split of such compensation between annual director and committee chairmen fees paid in cash and annual equity-based compensation awarded in restricted stock.

On February 4, 2014, the Compensation Committee recommended and the Board approved changes in director compensation requiring that each non-management director make a binding election at the time of grant to either (i) receive 35% of his or her award in the form of restricted cash and the remaining 65% of such award in the form of restricted stock units or (ii) receive 100% of his or her award in the form of restricted stock units. Each such restricted cash and restricted stock unit award vests six months from the date of grant.

On February 4, 2014, the Board approved special, one-time cash compensation awards in the following amounts in recognition of outstanding effort with respect to the CEO transition from Mr. Chiles to Mr. Baliff: (i) $20,000 award for the Chairman of the Board; (ii) $20,000 award for the Chairman of the Compensation Committee; and (iii) $10,000 award for each other member of the Compensation Committee. Each such award was paid by the Company to the applicable recipient on February 26, 2014.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about the Company’s common stock that may be issued under existing equity compensation plans as of March 31, 2014.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1) (c)
Equity compensation plans approved by security holders	931,358	$49.20	3,009,105
Equity compensation plans not approved by security holders	0	0	0
Total	931,358	$49.20	3,009,105

(1)

The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, performance units and performance shares.

ITEM 2 - ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Our Board recognizes the interest that the Company’s stockholders have in the compensation of the Company’s Named Executive Officers. In recognition of that interest and in accordance with the requirements of SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, this proposal, commonly known as a “say on pay” proposal, provides the Company’s stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation discussion and analysis beginning on page 22 followed by the compensation tables beginning on page 42 of this proxy statement. This advisory vote is intended to give the Company’s stockholders an opportunity to provide an overall assessment of the compensation of the Company’s Named Executive Officers rather than focus on any specific item of compensation. As described in the Compensation Discussion and Analysis included in this proxy statement, the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured so as to align each executive’s interests with the interests of the Company’s stockholders.

As an advisory vote, the stockholders’ vote on this proposal is not binding on our Board or the Company and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the Compensation Committee of our Board will review voting results on this proposal and give consideration to the outcome when making future executive compensation decisions for the Company’s Named Executive Officers.

Approval, on an advisory basis, of the Company’s executive compensation requires the affirmative vote of holders of at least a majority of the votes cast at the Annual Meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where a contrary vote is indicated or authorization to vote is withheld.

Recommendation

Our Board unanimously recommends that stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers by voting FOR the approval of the following resolution:

RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement relating to the 2014 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

Vote Required

The approval of this proposal requires the affirmative vote of a majority of votes cast on this proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

AUDIT COMMITTEE REPORT

The Audit Committee’s principal functions are to select each year a firm of independent auditors, to assist our Board in fulfilling its responsibility for oversight of the Company’s accounting and internal control systems and principal accounting policies, to recommend to the Company’s Board, based on its discussions with the Company’s management and independent auditor, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K and to oversee the entire independent audit function. The Company believes that each of the five members of the Audit Committee satisfy the requirements of the applicable rules of the SEC and the NYSE as to independence, financial literacy and experience. Our Board has determined that at least one member, Stephen A. King, is an audit committee financial expert as defined by the SEC. Our Board has adopted a charter for the Audit Committee, a copy of which is posted on our website, www.bristowgroup.com, under the “Governance” caption.

In connection with the Company’s consolidated financial statements for the fiscal year ended March 31, 2014, the Audit Committee has:

•	reviewed and discussed the audited financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002 with management and the independent auditor;

•

discussed with the Company’s independent auditor, KPMG LLP, the matters required to be discussed by Statements on Auditing Standards No. 61 (Communications with Audit Committees), as superseded by the Public Company Accounting Oversight Board Auditing Standard No. 16;

•

received the written disclosures and the letter from KPMG LLP as required by Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed with the independent auditor that firm’s independence; and

•	considered whether the provision of services by KPMG LLP not related to the audit of the Company’s consolidated financial statements is compatible with maintaining the independence of KPMG LLP.

Based on the review and discussions with the Company’s management and independent auditor, as set forth above, the Audit Committee recommended to the Company’s Board, and our Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, as filed with the SEC.

Audit Committee

Stephen A. King, Chairman

Thomas N. Amonett

Stephen J. Cannon

Michael A. Flick

Ian A. Godden

ITEM 3 – APPROVAL AND RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS

Fiscal Year 2014 Audit

KPMG conducted the examination of the Company’s financial statements for the fiscal year 2014. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

During the Company’s two most recent fiscal years, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events listed in the Items 304(a)(2)(i) and (ii) of Regulation S-K.

Accounting Fees and Services

Set forth below are the fees paid by the Company to KPMG for the fiscal years indicated.

	2014	2013
Audit Fees	$2,898,855	$2,255,538
Audit-Related Fees	$260,350	$164,697
All Other Fees	$403,280	$1,011,379
Tax Fees	$763,855	$583,877

Description of Non-Audit Services

Audit fees for each period include costs to assess our internal controls over financial reporting.

Audit-Related Fees – audit-related fees for fiscal year 2014 related principally to conversion of our U.K. accounts to IFRS and the new U.K. Financial Reporting Standards.

All Other Fees – such fees relate to immigration and transaction support consulting services.

Tax Fees – tax fees included fees for tax compliance, tax advice and tax planning services rendered by the Company’s independent accountants.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by KPMG during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

Our Audit Committee policy requires prior Audit Committee approval of all services performed by our independent accounting firm, regardless of the scope of such services. The Audit Committee has delegated this prior approval authority to its Chairman for all non-audit services undertaken in the ordinary course. Any services approved by the Audit Committee Chairman pursuant to this delegated authority must be reported to the full Audit Committee at its next regularly scheduled meeting.

Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

Fiscal Year 2015 Audit

The Audit Committee of the Company’s Board has selected the firm of KPMG as the Company’s independent auditors for fiscal year 2015. Stockholder approval and ratification of this selection is not required by law or by the bylaws of the Company. Nevertheless, our Board has chosen to submit it to the stockholders for their approval and ratification. Of the shares represented and entitled to vote at the Annual Meeting (whether in person or by proxy), more votes must be cast in favor of than votes cast against the proposal to ratify and approve the selection of KPMG as the Company’s independent auditors for fiscal year 2014, in order for this proposal to be adopted. The Proxyholder named in the accompanying proxy card will vote FOR the foregoing proposal unless otherwise directed therein. Abstentions will not be counted either as a vote FOR or as a vote AGAINST the proposal to ratify and approve the selection of KPMG as the Company’s independent auditors for fiscal year 2015. Broker nonvotes will be treated as not present for purposes of calculating the vote with respect to the foregoing proposal, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto. If more votes are cast AGAINST this proposal than FOR, our Board will take such decision into consideration in selecting independent auditors for the Company.

Our Board recommends a vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2015.

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during the fiscal year 2014 was an officer or employee of the Company or was formerly an officer of the Company. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K (Transaction with Related Persons, Promoters and Certain Control Persons).

Transactions with Related Persons

As we previously announced on November 7, 2012, the Board waived a potential conflict of interest under its Code of Business Integrity relating to Ms. Ware and the Company’s desire to amend the Company’s agreement with Mr. Robert S. Tucker, husband of Ms. Ware, which previously covered employee relations consulting services, to also include management coaching to a specified individual. The agreement automatically renews each year and may be terminated by either party on five days’ notice. The Board believes that the engagement of Mr. Tucker is reasonable and necessary, subject to adequate controls and under arm’s length competitive terms. During fiscal year 2014, the Company paid $133,890 to Mr. Tucker pursuant to the agreement.

Review and Approval of Related Party Transactions

The Company has adopted a written policy governing transactions with related parties that applies to all transactions required to be disclosed as related party transactions under Item 404 of Regulation S-K. Under this policy, all such related person transactions are required to be approved or ratified by the Audit Committee. No member of the Audit Committee may review or approve any transaction or amendment if he is involved directly or indirectly in the transaction. Our Board may also decide that a majority of directors disinterested in the transaction will review and approve a particular transaction or amendment. When reviewing and approving a related person transaction, the Audit Committee, or other board committee as the case may be, will be required to fully inform itself about the related party’s relationship and interest regarding the material facts of the proposed transaction and determine that the transaction is fair to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and certain beneficial owners (collectively, “Section 16 Persons”) to file with the SEC and NYSE reports of beneficial ownership on Form 3 and reports of changes in ownership on Form 4 or Form 5. Copies of all such reports are required to be furnished to us. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us for fiscal year 2014 and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to fiscal year 2014.

Items of Business to Be Acted Upon at the Meeting

Item 1. ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS

Our Board unanimously recommends that you vote FOR the election of each of the following nominees:

•	Thomas N. Amonett

•	Jonathan E. Baliff

•	Stephen J. Cannon

•	Michael A. Flick

•	Lori A. Gobillot

•	Ian A. Godden

•	Stephen A. King

•	Thomas C. Knudson

•	Mathew Masters

•	Bruce H. Stover

Biographical information for these nominees can be found beginning on page 11 of this proxy statement.

Item 2. ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Our Board unanimously recommends that stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers by voting FOR the approval of the following resolution:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the 2014 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

Item 3. APPROVAL AND RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS

Our Board unanimously recommends that you vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2015.

VOTING OF THE PROXY

SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED IN THE PROXIES. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES AND “FOR” THE OTHER PROPOSALS SET FORTH ABOVE.

General

The cost of soliciting Proxies will be borne by us, and upon request, we will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of our securities. Our directors, officers and employees may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to Secretary, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042, telephone number (713) 267-7600.

Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for fiscal year 2014. Any such request should be directed to Secretary, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042, telephone number (713) 267-7600. Requests from beneficial owners of our shares must set forth a good faith representation that as of June 12, 2014, the requester was a beneficial owner of shares entitled to vote at the Annual Meeting.

By Order of our Board of Directors

E. Chipman Earle

Senior Vice President, Chief Legal Officer,

and Corporate Secretary

June 20, 2014

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m.,
Eastern Time, on the day prior to the meeting.

Vote by Internet • Go to www.envisionreports.com/BRS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS	01 - Thomas N. Amonett	02 - Jonathan E. Baliff	03 - Stephen J. Cannon	04 - Michael A. Flick
Nominees:	05 - Lori A. Gobillot 09 - Mathew Masters	06 - Ian A. Godden 10 - Bruce H. Stover	07 - Stephen A. King	08 -Thomas C. Knudson	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain		For	Against	Abstain
2. Advisory approval of executive compensation.		☐	☐	☐	3. Approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2015.	☐	☐	☐
B	Non-Voting Items
Change of Address — Please print new address below.					Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The 2014 Proxy Statement and fiscal year 2014 Annual Report to Stockholders are available at: www.edocumentview.com/BRS

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BRISTOW GROUP INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Bristow Group Inc., a Delaware corporation (the “Company”), hereby appoints William E. Chiles and E. Chipman Earle, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated on the reverse side, with respect to the number of shares of the common stock the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters, 2103 City West Blvd., 4th Floor, Houston, Texas 77042 on Thursday, July 31, 2014, at 8:00 a.m. (CDT), and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY.

Our Board of Directors recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company, FOR the approval of the Company’s executive compensation and FOR approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2015.

(Continued and to be marked, dated and signed, on the other side)